UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Fate Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12278 Scripps Summit Drive

San Diego, CA 92131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2022

Dear Stockholder,

You are invited to attend the Annual Meeting of Stockholders of Fate Therapeutics, Inc. (the “Company”). The meeting will be held on Thursday, June 9, 2022 at 8:00 a.m. local time, at the offices of Fate Therapeutics, Inc., 12278 Scripps Summit Drive, San Diego, California, 92131.

Our Annual Meeting will be held for the following purposes:

1.

To elect three Class III directors, as nominated by the Company’s Board of Directors, to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022;

3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers;

4.	To approve the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Proposal 1 relates solely to the election of three Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on Monday, April 12, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials that you received in the mail. You may also request a paper proxy card at any time before May 30, 2022 to submit your vote by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors

Fate Therapeutics, Inc.

/s/ J. Scott Wolchko

J. Scott Wolchko

President and Chief Executive Officer

San Diego, California

April 25, 2022

Your vote is important, whether or not you expect to attend the Annual Meeting of Stockholders. You are urged to vote either via the Internet or telephone, as instructed in the Important Notice Regarding the Availability of Proxy Materials that you received in the mail. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

FATE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 9, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Fate Therapeutics, Inc. (the “Company”), a Delaware corporation, to be held at 8:00 a.m. local time on Thursday, June 9, 2022, at the offices of Fate Therapeutics, Inc., 12278 Scripps Summit Drive, San Diego, California, 92131, and at any adjournments or postponements thereof for the following purposes:

•

To elect three Class III directors, as nominated by the Company’s Board of Directors (“Board of Directors” or “Board”), to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022;

•	To conduct a non-binding advisory vote to approve the compensation of our named executive officers;

•	To approve the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

On or about April 25, 2022, we intend to mail to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2021 Annual Report on Form 10-K (“Annual Report”).

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission, email or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, the Company may furnish proxy materials via the internet. Accordingly, all of the Company’s stockholders will receive a Notice, to be mailed on or about April 25, 2022.

On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.astproxyportal.com/ast/18615. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including the Annual Report) over the internet or through other methods specified on the website. The website contains instructions as to how to vote by internet or over the telephone. The Notice also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 12, 2022 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 12, 2022, there were 96,584,746 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock (present at the Annual Meeting or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Ratification of Ernst & Young LLP	Majority	Yes
Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No
Approve the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan	Majority Entitled to Vote	No

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Majority Entitled to Vote” means the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the three director nominees receiving the highest number of votes, submitted in person or by proxy, will be elected as directors. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any nominee by specifying the name of the nominee on your proxy card. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two—Approval of the Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm. Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

Proposal Three—Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers. Approval of this advisory non-binding proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal Four—Approval of the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus if you abstain from voting on this matter, your shares will be counted as “votes cast” with respect to such matter, and the abstention will have the same effect on the proposal as a vote “AGAINST” this proposal. This proposal is not considered to be a routine item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Broker non-votes are not considered entitled to vote and, thus, will not be counted as “votes cast” and will therefore have no effect on the outcome of this proposal.

We request that you vote your shares by proxy following the methods as instructed by the Notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the Company’s three (3) nominees as Class III directors; (ii) the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022; (iii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; (iv) the approval of the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan; and (v) as the proxy holder deems advisable, in his or her discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on Wednesday, June 8, 2022. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Cindy R. Tahl, Secretary, c/o Fate Therapeutics, Inc., at the address of our principal executive offices at 12278 Scripps Summit Drive, San Diego, CA 92131. Our telephone number is (858) 875-1800. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2023 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 27, 2022 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2023 annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 11, 2023.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 6, 2023 and no later than March 8, 2023. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class III expires. Each of our Class III directors will stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of ten members. If each of the Class III director nominees is elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Drs. Robert S. Epstein, John D. Mendlein and Karin Jooss; Class II—Drs. Robert Hershberg, William H. Rastetter, and Yuan Xu and Mr. Michael Lee; and Class III—Dr. Shefali Agarwal and Messrs. J. Scott Wolchko and Timothy P. Coughlin.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the nominees designated below to serve until the 2025 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of April 1, 2022 are set forth below.

Name	Age	Position
J. Scott Wolchko	51	President, Chief Executive Officer and Director
William H. Rastetter, Ph.D.(1)	73	Chairman of the Board
John D. Mendlein, Ph.D., J.D.(2)	62	Vice Chairman of the Board
Timothy P. Coughlin(1)(2)	55	Director
Robert S. Epstein, M.D., M.S.(1)(3)	66	Director
Robert Hershberg, M.D. Ph.D.(3)	59	Director
Michael Lee	43	Director
Karin Jooss, Ph.D.(2)	57	Director
Dr. Shefali Agarwal(3)	48	Director
Yuan Xu, Ph.D.(3)	54	Director

(1)	Member of the Audit Committee of the Board of Directors (the “Audit Committee”).
(2)	Member of the Compensation Committee of the Board of Directors (the “Compensation Committee”).
(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”).

Nominees for Director

Class III:

The Board of Directors recommends that you vote FOR the following nominees.

The persons listed below are nominated for election to Class III of the Board of Directors to serve a three-year term ending at the 2025 Annual Meeting of Stockholders and until their successors are elected and qualified.

Timothy P. Coughlin has served as a director since August 2013. Mr. Coughlin is the former Chief Financial Officer of Neurocrine Biosciences, Inc. (“Neurocrine”), a biopharmaceutical company that has received FDA approval for INGREZZA® (valbenazine) and ORILISSA® (elagolix), both of which were discovered and developed during his tenure at Neurocrine from 2002 to 2018. Mr. Coughlin serves on the board of directors of Travere Therapeutics, Inc. and aTyr Pharma, Inc., both biotechnology companies, and also served on the board of directors of Peloton Therapeutics, Inc. prior to its sale to Merck in 2019. Prior to joining Neurocrine, he was with Catholic Health Initiatives, a nationwide integrated healthcare delivery system, where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP and its predecessors from 1989 to 1999. Mr. Coughlin holds a master’s degree in international business from San Diego State University and a bachelor’s degree in accounting from Temple University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

The Board of Directors believes Mr. Coughlin is qualified to serve on our Board of Directors due to his extensive background in financial and accounting matters for public companies and his leadership experience in the biotechnology industry, including his tenure at Neurocrine.

J. Scott Wolchko has served as our President and Chief Executive Officer since December 2015, as a director since October 2015, and as our Chief Operating Officer since February 2013. Mr. Wolchko also served as our Chief Financial Officer from the commencement of our operations in September 2007 until August 2020. Mr. Wolchko began his career in 1994 as an investment banker with Morgan Stanley & Co., serving in the firm’s New York City and Menlo Park, California offices. As a member of the firm’s Investment Banking Health Care Group, he assisted emerging growth companies in the life sciences sector complete capital-raising and M&A transactions. Prior to joining us, from July 2001 to September 2007, Mr. Wolchko served as the Chief Financial Officer of Bocada, Inc., an enterprise software company that specializes in data protection management. Mr. Wolchko holds an M.S. in biochemical engineering from the University of Virginia, and a B.S. in biomedical engineering from the University of Vermont.

The Board of Directors believes Mr. Wolchko’s extensive leadership, executive, managerial, business and healthcare industry experience qualifies him to serve as a member of our Board of Directors. In addition, Mr. Wolchko’s day-to-day management and intimate knowledge of our business and operations provide our Board with an in-depth understanding of the Company.

Dr. Shefali Agarwal has served as a director since July 2019. Dr. Agarwal currently serves as the President and Chief Executive Officer and Chair of the Board of Directors of Onxeo S.A. (Onxeo), a clinical stage biotechnology company developing drugs targeting DNA Damage Response, where she has served as Chair of the Board of Directors since June 2021. Prior to her appointment as President and Chief Executive Officer of Onxeo in April 2022, Dr. Agarwal was the Executive Vice President, Chief Medical and Development Officer of Epizyme, Inc., a clinical-stage company developing novel epigenetic therapies for cancer and other serious diseases, where she led the global clinical development and regulatory strategy for tazemetostat for the treatment of cancer from July 2018 to April 2022, and continues to serve as a senior medical advisor and interim Chief Medical and Development Officer. Prior to joining Epizyme in July 2018, Dr. Agarwal served as Chief Medical Officer at SQZ Biotech Inc. between July 2017 and May 2018, where she built and led the clinical development organization, which included clinical research operations and regulatory functions. Dr. Agarwal has also held senior leadership positions at Curis, Inc. from July 2016 to July 2017, where she oversaw the Phase 2 study of its dual HDAC/PI3K inhibitor in diffuse large B-cell lymphoma, and at Tesaro, Inc. from July 2013 to February 2017, where she served as the clinical lead for the New Drug Application and the European Medicines Agency regulatory submissions and supported the commercial launch of ZEJULA® (niraparib) in ovarian cancer. She has also held positions at Covidien (acquired by Medtronic), AVEO Oncology and Pfizer, and led clinical research in the Department of Anesthesiology and Critical Care Medicine at Johns Hopkins University. Dr. Agarwal received her master’s degree in public health from Johns Hopkins University, her M.S. in business from the University of Baltimore, and her medical degree (M.B.B.S.) from Karnataka University.

The Board of Directors believes Dr. Agarwal is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry.

Class I: Currently Serving Until the 2023 Annual Meeting

Robert S. Epstein, M.D., M.S. has served as a director since March 2014. Dr. Epstein is an epidemiologist and strategic consultant to life sciences companies and serves as a director on the boards of Veracyte, Inc., a molecular diagnostic company, and Illumina, Inc., a life sciences company. From August 2010 to April 2012, Dr. Epstein served as president of the Medco-UBC Division and Chief Research and Development officer of Medco Health Solutions, Inc. (“Medco”), a managed healthcare company. In this role, Dr. Epstein was responsible for all of Medco’s clinical research initiatives, including the Medco Research Consortium and United BioSource Corporation. Dr. Epstein served as Senior Vice President and Chief Medical Officer from 1997 to August 2010 at Medco and was appointed President of the Medco Research Institute in 2009. Before joining the private sector, Dr. Epstein was trained as an epidemiologist and held various positions in public health and academia. He is a past elected President of the International Society of Pharmacoeconomics and Outcomes Research and has served on the board of directors for the Drug Information Association. In 2008, Dr. Epstein was nominated and elected to the Federal CDC EGAPP (Evaluation of Genomic Applications in Practice & Prevention) Stakeholder Committee, and the AHRQ CERT (Centers for Education and Research on Therapeutics) Committee. Dr. Epstein holds a B.S. and an M.D. from the University of Michigan and an M.S. from the University of Maryland.

The Board of Directors has determined that Dr. Epstein’s extensive operating, commercial, and senior management experience in the biotechnology industry, as well as his expertise in health economics, qualifies him to serve as a member of our Board of Directors.

John D. Mendlein, Ph.D., J.D. has served as our Vice Chairman of the Board of Directors since November 2011 and a director since April 2008. Dr. Mendlein has served as an Executive Partner of Flagship Pioneering, an innovation firm, since February 2019. Prior to that, Dr. Mendlein served as President, Corporate and Product Strategy, of Moderna, Inc. (formerly known as Moderna Therapeutics, Inc.), a clinical stage biotechnology company, from January 2018 to February 2019. He also previously served as our Chief Executive Officer, as well as the founding Chairman of the Board and Chief Science Officer. Dr. Mendlein also served as a member of the board of aTyr Pharma, Inc., a biopharmaceutical company, since July, and served as its Chief Executive Officer from September 2011 to November 2017. From July 2010 to December 2015, Dr. Mendlein also served as Executive Chairman of the board of directors for aTyr Pharma, Inc. He also held board positions with Axcella Health, Inc., an amino acid biologics company, The BIO (Biotechnology Industry Organization) emerging companies board, Editas Medicine, Inc., a genome editing company, and Moderna Therapeutics, Inc. Dr. Mendlein previously served from 2005 to 2008 as the Chief Executive Officer of Adnexus Therapeutics, Inc., a biopharmaceutical company, which was purchased by Bristol-Myers Squibb (BMY) in 2008. Dr. Mendlein also served on the board of directors of Monogram Biosciences, Inc., an HIV and oncology diagnostic company that was acquired by Laboratory Corporation of America Holdings in 2009. Before that, he served as Chairman and Chief Executive Officer of Affinium Pharmaceuticals Ltd. (acquired by Debiopharm Group) from 2000 to 2005, and board member, General Counsel and Chief Knowledge Officer at Aurora Bioscience Corporation (acquired by Vertex Pharmaceuticals, Inc.) from August 1996 to September 2001. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles, a J.D. from the University of California, Hastings College of the Law, and a B.S. in biology from the University of Miami.

The Board of Directors has determined that Dr. Mendlein’s extensive business and leadership experience in the biotechnology industry qualifies him to serve as a member of our Board of Directors.

Karin Jooss, Ph.D. has served as a director since March 2019. She has served as Executive Vice President of Research and Chief Scientific Officer of Gritstone bio, Inc. (formerly Gritstone Oncology, Inc.), a clinical-stage biotechnology company developing cancer and infectious disease immunotherapies, since April 2016, and as Executive Vice President and Head of R&D since March 2021 . Prior to Gritstone, from May 2009 to April 2016, Dr. Jooss served as head of cancer immuno-therapeutics in the vaccine immuno-therapeutics department at Pfizer, Inc., or Pfizer, a public pharmaceutical company, where she was also a member of the vaccine immuno-therapeutics leadership team and served as head of the immuno-pharmacology team. Prior to joining Pfizer, Dr. Jooss served as vice president of research at Cell Genesys, Inc., or Cell Genesys, from June 2005 to April 2009, and as senior director of research at Cell Genesys from July 2001 to June 2005. She is on the editorial board of Molecular Therapy and the Journal of Gene Medicine and is a member of the Immunology and Educational Committee of the American Society of Gene & Cell Therapy and the Industry Task Force of the

Society for Immunotherapy of Cancer. Dr. Jooss received her diploma in theoretical medicine and a Ph.D. in molecular biology and immunology from the University of Marburg in Germany, and performed postgraduate work in gene therapy and immunology at the University of Pennsylvania.

The Board of Directors believes Dr. Jooss is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry.

Class II: Currently Serving Until the 2024 Annual Meeting

Robert Hershberg, M.D. Ph.D. has served as a director since May 2020. Dr. Hershberg has served as the Chief Executive Officer, President and Chair of the Board of HilleVax, Inc. since January 2021 and is currently a Venture Partner at Frazier Healthcare Partners since March 2020. He also served as the Executive Vice President and Head of Business Development and Global Alliances at Celgene Corporation (“Celgene”), a global biopharmaceutical company (acquired by Bristol-Myers Squibb in 2019) from April 2017 to March 2020. He was employed in positions of ascending responsibility at Celgene since joining the company in 2014 including his role as Chief Scientific Officer. Prior to Celgene, Dr. Hershberg served several roles at VentiRx Pharmaceuticals, a clinical-stage biopharmaceutical company which he co-founded in 2006, and was Chief Executive Officer from September 2012 until the company’s acquisition by Celgene in February 2017. Dr. Hershberg currently serves on the board of directors of Nanostring Technologies, Inc., Adaptive Biotechnology, and Silverback Therapeutics. He is also an independent board member on two privately held companies, Recursion Therapeutics and Cajal Neuroscience. He is a clinical faculty member at the University of Washington School of Medicine, and he holds a Ph.D. in biology from the University of California, San Diego’s Affiliated Ph.D. program with the Salk Institute and an M.D. and bachelor’s degree from the University of California, Los Angeles.

The Board of Directors believes that Dr. Hershberg is qualified to serve on our Board of Directors due to his broad leadership experience on various boards and his leadership experience in the biotechnology industry.

William H. Rastetter, Ph.D. has served as a director since November 2011 and as Chairman of the Board of Directors since December 2011. From December 2011 to October 2012, he also served as our interim Chief Executive Officer. He is a Co-Founder of Receptos, Inc., a biopharmaceutical company that is a wholly-owned subsidiary of Celgene, where he served as a director and Chairman of the Board from 2009 to 2015, and was Acting Chief Executive Officer from May 2009 to November 2010. Dr. Rastetter also served as the Chairman of Illumina, Inc. from 2005 to 2016, as a director of Illumina, Inc. from 1998 to 2016. He was a founding director, interim CEO, and Chairman of Grail, Inc. which was acquired by Illumina in 2021. Dr. Rastetter currently serves as the Chairman of Neurocrine Biosciences, Inc., as a director of Regulus Therapeutics, Inc., and as Chairman of Daré Bioscience, Inc., previously known as Cerulean Pharma, Inc. He also serves as an advisor to Illumina Ventures, a genomics focused venture firm. Dr. Rastetter served as a Partner at the venture capital firm Venrock from 2006 to February 2013. Prior to that, Dr. Rastetter was Executive Chairman of Biogen Idec, from the merger of the two companies (Biogen and Idec Pharmaceuticals) in 2003 through the end of 2005. He joined Idec Pharmaceuticals at its founding in 1986 and served as Chairman and Chief Executive Officer; at Idec he has a co-inventor of rituximab the first monoclonal antibody approved by the FDA for cancer therapy. Prior to Idec, he was director of Corporate Ventures at Genentech, Inc. and also served in a scientific capacity at Genentech. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and was an Alfred P. Sloan Fellow. Dr. Rastetter holds a Ph.D. and M.A. in chemistry from Harvard University and an S.B. in chemistry from the Massachusetts Institute of Technology.

The Board of Directors believes Dr. Rastetter is qualified to serve on our Board of Directors due to his extensive experience in the biotechnology industry, his broad leadership experience with Idec Pharmaceuticals and on several boards of biotechnology companies, and his experience with financial matters.

Michael Lee has served as a director since July 2018. Mr. Lee has served as Co-Founder and Portfolio Manager at Redmile Group, LLC since 2007. Prior to Redmile, Mr. Lee worked as a biotechnology investor at Steeple

Capital, and as an analyst at Welch Capital Partners and Prudential Equity Group. Mr. Lee currently serves on the board of directors of IGM Biosciences, Inc. and Shattuck Labs, Inc. Mr. Lee holds a B.S. in Molecular and Cellular Biology from the University of Arizona.

The Board of Directors has determined that Mr. Lee’s extensive business and leadership experience in the biotechnology industry qualifies him to serve as a member of our Board of Directors.

Yuan Xu, Ph.D. has served as a director since August 2021. She has served as an independent director on the board of Akero Therapeutics since April 2021, and a member of the board of directors of Xilio Therapeutics, a biotechnology company, since January 2022. Previously, she served as a board member and chief executive officer for Legend Biotech Co. from March 2018 to August 2020, playing a leading role in its initial public offering. Dr. Xu’s prior career as a senior executive includes Senior Vice President leading Merck’s Biologics & Vaccines subdivision from August 2015 to August 2017, as well leading biopharmaceutical development and manufacturing groups for Gilead, Novartis and GlaxoSmithKline. In her early career, Dr. Xu held various scientific, regulatory and operations roles at Amgen, Chiron and Genentech. Dr. Xu received a B.S. in biochemistry from Nanjing University and a Ph.D. in biochemistry from the University of Maryland, and she completed her postdoctoral training in virology and gene therapy at the University of California, San Diego.

The Board of Directors believes Dr. Xu is qualified to serve on our Board of Directors due to her long-standing track record of executive and scientific leadership in biopharmaceutical research, development, manufacturing, commercialization and life-cycle management.

Required Vote

The three (3) nominees for Class III director receiving the highest number of affirmative votes of all the votes properly cast shall be elected as director to serve until the 2025 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the three nominees for Class III director listed above.

CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board of Directors and Committees of the Board

During 2021, the Board of Directors held a total of five meetings. During the year ended December 31, 2021, each of the directors then in office attended at least 75% of the aggregate of the number of Board of Directors meetings and the number of meetings held by all committees of the Board of Directors on which such director served.

Our Board of Directors has determined that all of our directors, except for Mr. Wolchko, are independent, as determined in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our code of business conduct and ethics are available, free of charge, on our website at http://ir.fatetherapeutics.com/corporate-profile.

Our Board of Directors also has a standing Science & Technology Committee, which is an advisory committee.

Audit Committee

Mr. Coughlin, Dr. Rastetter and Dr. Epstein currently serve on the Audit Committee, which is chaired by Mr. Coughlin. Our Board of Directors has designated Mr. Coughlin as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•

reviewing the overall audit plan (both internal, if applicable, and external) with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing and discussing with management and the Board items of enterprise risk beyond financial risk and management of financial statements;

•	preparing or overseeing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;

•	reviewing quarterly earnings releases; and

•	reviewing, assessing and considering, in consultation with management and the Board of Directors, as appropriate, our overall risk management policies and procedures.

During 2021, the Audit Committee held four meetings.

Compensation Committee

Dr. Mendlein, Mr. Coughlin and Dr. Jooss currently serve on the Compensation Committee, which is chaired by Dr. Mendlein. The Compensation Committee’s responsibilities include:

•

reviewing and approving, or upon the request of the Board of Directors, reviewing and recommending for approval by the Board of Directors, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving, or at the request of the Board of Directors, recommending to the Board of Directors based on such evaluation, the compensation of our Chief Executive Officer;

•

reviewing and approving the compensation, including with respect to any cash compensation (including severance), incentive compensation plans, equity-based plans, perquisites and other benefits, of our other executive officers;

•	overseeing the Company’s overall compensation structure, policies and programs applicable to directors, executives and employees;

•

reviewing management’s aggregate decisions regarding the compensation of our employees, other than executive officers, provided, that the foregoing does not limit or restrict the authority of the Compensation Committee to review and approve compensation for all such employees;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisers in accordance with the independence standards identified in the applicable Nasdaq and SEC rules;

•	retaining and approving the compensation of any compensation advisers;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•

reviewing and overseeing our overall employee compensation structure, policies and programs, plans, and short and long-term strategies with respect to cash, bonuses, long-term incentives and other compensation plans, and with respect to healthcare-related and other benefit programs; and

•

administering and, if determined to be necessary, amending our 401(k) plan, and any other material non-equity-based compensation plan; provided that the Compensation Committee may delegate routine administration of such plans to an administrative committee consisting of one or more of our officers or other employees.

During 2021, the Compensation Committee held six meetings.

Nominating and Corporate Governance Committee

Drs. Epstein, Agarwal, Hershberg, and Xu currently serve on the Nominating and Corporate Governance Committee, which is chaired by Dr. Epstein. Dr. Xu was appointed to the Nominating and Corporate Governance Committee in February 2022. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors.

During 2021, the Nominating and Corporate Governance Committee held four meetings.

Science & Technology Committee (Advisory)

Our Board of Directors formed a Science & Technology Committee in September 2019. Drs. Agarwal, Jooss, Hershberg, Mendlein, and Xu and Mr. Lee currently serve on the Science & Technology Committee, which is chaired by Dr. Agarwal. Dr. Xu was appointed to the Science & Technology Committee in February 2022. The Science & Technology Committee’s responsibilities include assisting the Board’s oversight of our research and development activities and advising the Board with respect to strategic and clinical considerations.

Board Leadership

The positions of our Chairman of the Board and Chief Executive Officer are presently separated at Fate. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as our Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

While our Bylaws and corporate governance guidelines do not require that our Chairman of the Board and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated Chairman of the Board and Chief Executive Officer positions are augmented by the independence of nine of our ten directors, and our three entirely independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met four times in 2021 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Board Diversity

Our Board of Directors believes that directors who provide a significant breadth of experience, knowledge and abilities in areas relevant to our business, while also representing a diversity in race, ethnicity and gender, contribute to a well-balanced and effective board. Presently, three of our directors self-identify as female and three directors self-identify as having a demographic background from an underrepresented community.

As required by rules of the Nasdaq Stock Market that were approved by the Securities and Exchange Commission in August 2021, we are providing information about the gender and demographic diversity of our directors in the format required by Nasdaq rules. The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification. Directors who did not answer or indicated that they preferred not to answer a question are shown as “did not disclose gender” or “did not disclose demographic background” below.

Board Diversity Matrix (As of April 1, 2022)

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	7	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Board Diversity Matrix (As of April 1, 2022)

	Female	Male	Non-Binary	Did Not Disclose Gender

Alaskan Native or Native American	0	0	0	0

Asian	2	1	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	6	0	0

Two or More Races or Ethnicities	0	1	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee must reassess such criteria annually and submit any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends has the highest personal and professional integrity, demonstrates exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with Nasdaq standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee considers the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in the markets in which the Company operates;

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience; and

•

achieving diversity within the Board of Directors and adhering to the philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity, age, national origin, disability, veteran status or any protected category under applicable law, which would include considering a nominee’s diverse background, skills and experience, including appropriate financial, scientific, medical and other expertise relevant to our business.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-employee directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. This process is designed to provide that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial, scientific, medical and other expertise relevant to the business of the Company. Additionally, the Nominating and Corporate Governance Committee considers whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, and is committed to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen. The Nominating and Corporate Governance Committee assesses its own performance on a periodic basis, and in doing so, gives consideration to its implementation of, and the results achieved through, this process.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the 2022 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2022 Annual Meeting.

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•

any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to, based on any increase or decrease in the value of any shares of the Company;

•

a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•

a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded.

The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the Corporate Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the

Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Such items may not be forwarded to the Board or individual Board member, but will be made available to any non-management director upon request. Stockholders may also communicate online with our Board of Directors as a group by accessing our website (www.fatetherapeutics.com) and selecting the “Investors” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting. Four of our directors attended the 2021 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee, other than Dr. Mendlein, has formerly been an officer of the Company. Dr. Mendlein served as our Chief Executive Officer from February 2011 to February 2012. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Our Board of Directors has a non-employee director compensation policy that is designed to provide a total compensation package which enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Most recently in April 2021, our Board of Directors adopted amendments to the policy with respect to the equity components of compensation of our non-employee directors. No adjustments to cash compensation were made in April 2021, and under this policy, all non-employee directors are paid cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors	Annual Retainer
All non-employee members	$40,000
Additional retainer for Chairperson	$35,000

Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$12,000
Non-Chairperson members	$6,000
Nominating and Corporate Governance Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Science & Technology Committee:
Chairperson	$12,000
Non-Chairperson members	$6,000

In addition, under the policy as amended in April 2021, each new non-employee director who is initially appointed or elected to our Board of Directors will receive (i) an option grant to purchase an amount of shares of our common stock with an aggregate grant date fair value of $400,000, subject to vesting in equal monthly installments during the three years following the grant date, and (ii) a grant of restricted stock units (“RSUs”) with an aggregate grant date fair value of $400,000, subject to vesting in three (3) equal annual installments during the three years following the grant date, in each case subject to the director’s continued service on our Board of Directors. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director is eligible to receive (i) an annual option grant to purchase an amount of shares of our common stock with an aggregate grant date fair value of $200,000, subject to vesting in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, and (ii) a grant of RSUs with an aggregate grant date fair value of $200,000, subject to vesting in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, subject to the director’s continued service on our Board of Directors. All of the foregoing options were to be granted with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. None of our directors received equity grants in 2021 under our policy prior to the amendment in April 2021.

We have agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Director Compensation Table—2021

The following table sets forth information with respect to the compensation earned by our non-employee directors during the fiscal year ended December 31, 2021. Mr. Wolchko did not receive compensation for service on the Board of Directors, and the compensation paid to Mr. Wolchko as an employee of the Company is set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation	Total ($)
Timothy P. Coughlin(3)	$60,750	$184,828	$199,971	$—	$445,549
Robert S. Epstein, M.D., M.S.(4)	$56,750	$184,828	$199,971	$—	$441,549
Michael Lee (5)	$45,750	$184,828	$199,971	$—	$430,549
John D. Mendlein, Ph.D., J.D.(6)	$57,250	$184,828	$199,971	$—	$442,049
Robert Hershberg, M.D. Ph.D.(7)	$50,375	$184,828	$199,971	$—	$435,174
William H. Rastetter, Ph.D. (Chairman)(8)	$81,250	$184,828	$199,971	$—	$466,049
Karin Jooss, Ph.D.(9)	$51,500	$184,828	$199,971	$—	$436,299
Shefali Agarwal(10)	$56,125	$184,828	$199,971	$—	$440,924
Yuan Xu, Ph.D.(11)	$16,667	$394,938	$400,235	$—	$811,840

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during 2021, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed in February 2022. These amounts do not reflect the actual economic value that may be realized by the directors upon the vesting or settlement of the restricted stock units, or the sale of the common stock underlying such awards.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2021, computed in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed in February 2022. These amounts do not reflect the actual economic value that may be realized by the directors upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)	Mr. Coughlin held stock options to purchase an aggregate of 145,410 shares of common stock and 2,681 RSUs as of December 31, 2021.
(4)	Dr. Epstein held stock options to purchase an aggregate of 142,334 shares of common stock and 2,681 RSUs as of December 31, 2021.
(5)

Mr. Lee held stock options to purchase an aggregate of 60,334 shares of common stock and 2,681 RSUs as of December 31, 2021. Mr. Lee is Co-Founder and Portfolio Manager at Redmile Group, LLC and pursuant to the internal policies of Redmile Group, LLC, Mr. Lee holds these stock options as a nominee on behalf, and for the sole benefit, of Redmile Group, LLC and has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile Group, LLC.

(6)	Dr. Mendlein held stock options to purchase an aggregate of 182,357 shares of common stock and 2,681 RSUs as of December 31, 2021.
(7)	Dr. Hershberg held stock options to purchase an aggregate of 44,334 shares of common stock and 2,681 RSUs as of December 31, 2021.
(8)	Dr. Rastetter held stock options to purchase an aggregate of 122,334 shares of common stock and 2,681 RSUs as of December 31, 2021.

(9)	Dr. Jooss held stock options to purchase an aggregate of 60,334 shares of common stock and 2,681 RSUs as of December 31, 2021.
(10)	Dr. Agarwal held stock options to purchase an aggregate of 44,334 shares of common stock and 2,681 RSUs as of December 31, 2021.
(11)

Dr. Xu held stock options to purchase an aggregate of 7,501 shares of common stock and 4,744 RSUs as of December 31, 2021. Dr. Xu joined the Board of Directors in August 2021, and the amounts set forth above for stock awards and option awards represent the aggregate grant date fair values of Dr. Xu’s initial equity awards upon joining the Board of Directors.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. The Company requests such ratification, however, as a matter of good corporate practice. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of Ernst & Young LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain Ernst & Young LLP.

The following table shows information about fees billed to the Company by Ernst & Young LLP for the fiscal years ended December 31, 2021 and 2020:

Fees billed by Ernst & Young LLP	2021	2020
Audit Fees(1)	$818,500	$762,500
Audit Related Fees	—	—
Tax Fees	$47,380	$119,307
All Other Fees	—	—
Total	$865,880	$881,807

(1)

Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statements.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young LLP during fiscal year 2021 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above, and all audit-related fees, tax fees and other fees during the fiscal year 2021 were approved by the Audit Committee.

Required Vote

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At our 2019 Annual Meeting of Stockholders, our stockholders approved one year as the frequency for holding non-binding advisory votes to approve the compensation of our named executive officers.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement in particular, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers, in conjunction with the section titled “Compensation of Our Executive Officers,” which provides additional information on the 2021 compensation of our NEOs. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

Required Vote

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 4

APPROVAL OF THE FATE THERAPEUTICS, INC. 2022 STOCK OPTION AND INCENTIVE PLAN

Our Board of Directors believes that stock-based incentive awards play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors, and consultants of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Our Board of Directors believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 14, 2022, our Board of Directors adopted, subject to stockholder approval at the 2022 annual meeting, the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan”). The 2022 Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by our Board of Directors and/or the Compensation Committee. A copy of the 2022 Plan is attached as Annex A to this proxy statement and is incorporated herein by reference. The 2022 Plan replaces our existing incentive plan, the 2013 Stock Option and Incentive Plan (the “2013 Plan”), which expires by its terms on August 28, 2023. Upon stockholder approval of the 2022 Plan, no further awards may be granted under the 2013 Plan. We are asking you to approve the 2022 Plan, which will make 9,500,000 shares of our common stock available for the granting of awards under compensatory arrangements and incentives permitted by the 2022 Plan. If our stockholders do not approve the 2022 Plan, the Company will lose its ability to use equity as a compensation tool after August 27, 2023, except to the extent that shares are available for issuance pursuant to, and subject to the limitations of, our Amended and Restated Inducement Equity Plan (the “Inducement Equity Plan”).

As of April 1, 2022, there were stock options to acquire 7,903,844 shares of common stock outstanding under our equity compensation plans (7,550,106 under our 2013 Plan and 353,738 under our Inducement Equity Plan), with a weighted average exercise price of $22.69 ($22.50 for stock options granted under our 2013 Plan and $26.78 for stock options granted under the Inducement Equity Plan) and a weighted average remaining term of 6.91 years (6.91 years for stock options granted under our 2013 Plan and 6.90 for stock options granted under the Inducement Equity Plan). In addition, as of April 1, 2022, there were 3,900,598 unvested full value awards with time-based vesting (3,810,098 under our 2013 Plan and 90,500 under our Inducement Equity Plan) and 1,968,846 unvested full value awards with performance vesting outstanding under our 2013 Plan. Other than the foregoing, no awards under our equity compensation plans were outstanding as of April 1, 2022. As of April 1, 2022, there were 4,371,920 shares of common stock available for future grant under our 2013 Plan and 856,000 shares of common stock available for future grant under our Inducement Equity Plan.

At a Glance: Considerations for Approval and Key Features of the 2022 Plan

In establishing the new 2022 Plan, the Company considered a variety of factors in designing a plan with an appropriate number of shares and several best practice plan provisions. This was done to ensure the Company has enough shares and flexibility to reward employees while balancing shareholder considerations.

Equity compensation is critical to our Company. We must recruit, retain and motivate high-performers and the ability to do so is even more important given our industry and geographic location. We use equity to align employee and shareholders’ interests. Our ability to issue equity compensation is a key component of our compensation strategy and represents a significant element of the compensation granted to all of our employees. Equity compensation will continue to be an important element of our compensation program as the Company increases in size and number of employees.

Appropriate share request pool and use of shares. The share reserve of the 2022 Plan, proposed at 9,500,000 shares is reasonable as we expect this share reserve to last approximately three years based on our current share price, recent burn rate history, and expected new-hire and annual grant practices. Shareholders will be asked to approve future increases in shares available for grant as the 2022 Plan does not contain an automatic evergreen replenishment provision. Our use of shares is responsible as we regularly monitor our burn rate, which has declined from 5.88% in 2019 to 3.96% in 2021, and has consistently been below the industry burn rate thresholds established by ISS.

Multiple best practice plan provisions have been included in the 2022 Plan as outlined in the following section:

Summary of Material Features of the 2022 Plan

The material features of the 2022 Plan are:

•	The maximum number of shares of common stock to be issued under the 2022 Plan is 9,500,000. The 2022 Plan does not contain an automatic evergreen replenishment provision;

•

The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•

Shares from the 2022 Plan and 2013 Plan that are forfeited, cancelled, or otherwise terminated (other than by exercise) will be added back to the reserved pool under the 2022 Plan. The following shares will not be added back to the reserved pool (i) shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding; (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof; (iii) shares subject to awards that are surrendered or cancelled under any program under which outstanding awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (A) awards with a lower exercise price, (B) a different type of award, (C) cash or (D) a combination of (A), (B) and/or (C); and (iv) shares we reacquire on the open market;

•	Stock options and stock appreciation rights will not be repriced in any manner without prior stockholder approval;

•

The value of all awards awarded under the 2022 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $1,000,000; provided, however, that such amount shall be $1,500,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Board;

•	Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award;

•

Upon a sale event of the Company, if outstanding awards are not assumed, continued or substituted, then awards with time-based conditions or restrictions will become vested and exercisable or non-forfeitable upon the sale event and awards with performance-based conditions or restrictions will be deemed achieved in full with respect to target performance and will become vested and exercisable or non-forfeitable upon the sale event;

•	Any material amendment to the 2022 Plan is subject to approval by our stockholders; and

•	The term of the 2022 Plan will expire on June 9, 2032.

Based solely on the closing price of our common stock as reported by the Nasdaq Global Market on April 1, 2022 and the maximum number of shares that would have been available for awards as of such date under the 2022 Plan, if the 2022 Plan were in effect on such date, the maximum aggregate market value of the common stock that could potentially be issued under the 2022 Plan is $392,540,000.

Rationale for Approving the 2022 Plan

Equity incentive awards are an important component of our executive and non-executive employees’ compensation. The Compensation Committee and our Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success, and that the 2022 Plan is critical to our ongoing effort to build stockholder value. The 2013 Plan will not be available after August 27, 2023. If the 2022 Plan is not approved by stockholders, our ability to attract, motivate and retain highly qualified talent would be materially curtailed and we would be forced to use more of our cash resources for compensation purposes. If our stockholders approve the 2022 Plan, then we will be able to award grants from the 2022 Plan through June 9, 2032, subject to availability of shares.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.

Burn rate

The following table sets forth information regarding historical awards granted and earned for the fiscal year 2019 through 2021 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2021	2020	2019
Stock Options Granted	409,582	2,756,108	3,488,200
Full-Value Awards Granted	3,337,716	1,033,323	520,000
Adjusted Full-Value Awards Granted(1)	—	—	—
Total Awards Granted(2)	3,747,298	3,789,431	4,008,200
Weighted average common shares outstanding during the fiscal year	94,747,311	82,385,319	68,190,741
Annual Burn Rate	3.96%	4.60%	5.88%
Three-Year Average Burn Rate(3)	4.81%

(1)

In accordance with corporate governance policy updates published by Institutional Shareholder Services (“ISS”), Adjusted Full-Value Awards Granted represents the total time-based full-value awards granted, subject to a multiplier based on our recent historic stock price volatility. Based on our recent historical stock price volatility and ISS metrics we have utilized a full-value award multiplier of 1.5x for purposes of calculating the fiscal year 2019 through 2021 three-year average burn rate. This does not include the value of full value awards subject to performance-based vesting.

(2)	Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.
(3)	As illustrated in the table above, our three-year average burn rate for the fiscal year 2019- through 2021 period was 4.81%, which is below the ISS industry category burn rate threshold of 7.65%.

Our Compensation Committee determined the size of the reserved pool under the 2022 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our stockholders, it will provide us with enough shares for equity awards for up to a maximum of three years, with such timing dependent on a variety of factors, including the future price of our common stock, our hiring activity during the next few years and the rate of forfeitures of outstanding awards. These factors may require us to reevaluate our current equity grant practices which could then cause the reserved pool under the 2022 Plan to be depleted at a more rapid pace. The Compensation Committee believes that a request covering up to a maximum of three years is reasonable and allows the Board to better tie our long-term compensation strategy to our long-term business growth strategy.

Summary of the 2022 Plan

The following description of certain features of the 2022 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2022 Plan, which is attached hereto as Annex A.

Administration. The 2022 Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan. The Compensation Committee may delegate to a committee consisting of one or more officers of the Company, including our Chief Executive Officer, the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act are not members of the delegated committee, subject to certain limitations and guidelines.

Eligibility; 2022 Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants of the Company and its affiliates are eligible to participate in the 2022 Plan, subject to the discretion of the administrator. As of April 1, 2022, approximately 523 individuals would have been eligible to participate in the 2022 Plan had it been effective on such date, which includes six executive officers, 506 employees who are not executive officers, nine non-employee directors and two consultants. There are certain limits on the number of awards that may be granted under the 2022 Plan. For example, no more than 9,500,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The 2022 Plan provides that the value of all awards awarded under the 2022 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $1,000,000; provided, however, that such amount shall be $1,500,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Board.

Stock Options. The 2022 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2022 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the last reported sale price of the shares of common stock on the Nasdaq Global Market (or such other market on which our common stock is then principally listed). The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2022 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. Except in the case of stock appreciation rights (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting shall not be paid unless and until such vesting conditions are attained).

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the 2022 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the 2022 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Change of Control Provisions. In the event of a “sale event,” as defined in the 2022 Plan, awards under the 2022 Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, the 2022 Plan and all outstanding awards thereunder will terminate. In such case of termination, except as otherwise provided in the applicable award agreement, upon the effective time of the sale event, all awards with time-based conditions or restrictions will become vested and exercisable or non-forfeitable, and all awards with conditions and restrictions relating to the attainment of performance goals will be deemed vested and non-forfeitable in connection with a sale event and the target level of performance for each performance goal for the entire performance period will be deemed achieved. In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Compensation Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Changes in Stock. The 2022 Plan requires the Compensation Committee to make appropriate and proportionate adjustments to the number of shares of common stock that are subject to the 2022 Plan, to certain limits in the 2022 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2022 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may require that tax withholding obligations be satisfied by withholding shares of common stock to be issued pursuant to exercise or vesting. The Compensation Committee may also require our tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.

Amendments and Termination. Our Board of Directors may at any time amend or discontinue the 2022 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Without prior stockholder approval, in no event may the Compensation Committee exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights, effect repricing through cancellation and re-grants or cancellation of stock options or stock appreciation rights in exchange for cash or other awards or effect cash buyouts of underwater stock options or stock appreciation rights. To the extent required under the rules of Nasdaq, any amendments that materially change the terms of the 2022 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The 2022 Plan was approved by our Board of Directors on April 14, 2022. Awards of incentive options may be granted under the 2022 Plan until the tenth anniversary of April 14, 2022. No other awards may be granted under the 2022 Plan after the date that is ten years from the date of stockholder approval.

New Plan Benefits

Because the grant of awards under the 2022 Plan is within the discretion of our Board of Directors and the Compensation Committee, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2022 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2022 Plan, the following table provides information concerning the historical awards granted and earned under the 2013 Plan by the following persons and groups during the fiscal year ended December 31, 2021: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Time-Based Stock Awards		Performance-Based Stock Awards
Name and Position	Average Exercise Price ($)	Number of Awards (#)	Dollar Value ($)(1)	Number of Awards (#)	Dollar Value ($)(1)	Number of Awards (#)

J. Scott Wolchko, President, Chief Executive Officer and Director	109.01	16,441	4,712,611	42,231	4,840,006	86,475
Edward J. Dulac III, Chief Financial Officer	109.01	6,851	1,963,597	18,013	3,332,454	59,540
Bahram Valamehr, Ph.D., Chief Research and Development Officer	109.01	6,851	1,963,597	18,013	3,411,819	60,958
Cindy R. Tahl, J.D., General Counsel and Corporate Secretary	109.01	6,851	1,963,597	18,013	3,411,819	60,958
Yu-Waye Chu, M.D., Chief Medical Officer	109.01	6,851	1,963,597	18,013	3,411,819	60,958
Mark Plavsic, Chief Technical Officer	89.97	18,500	3,583,020	38,000	3,332,454	59,540
All current executive officers, as a group	103.36(2)	62,345	16,150,019(3)	153,283	21,740,371(3)	388,429
All current directors who are not executive officers, as a group	71.49(2)	42,173	1,873,563(3)	26,192	—	—
All current employees who are not executive officers, as a group	93.11(2)	280,064	99,154,953(3)	1,160,864	90,052,821(3)	1,608,948

(1)

The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	Represents the weighted-average exercise price for the group.
(3)	Represents the aggregate grant date fair value for the group.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2022 Plan. It does not describe all federal tax consequences under the 2022 Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the stock option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Stock Options. No income is realized by the optionee at the time the non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the stock option.

Stock Appreciation Rights. No income will be recognized by a recipient upon the grant of either tandem or freestanding stock appreciation rights. For the year in which the stock appreciation right is exercised, the recipient will generally be taxed at ordinary income rates on the amount equal to the cash received plus the fair market value of any unrestricted shares received on the exercise.

Restricted Stock Awards. The recipient of a restricted stock award will generally be taxed at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to restrictions. However, a recipient may elect under Section 83(b) of the Code (the election must be filed with the IRS within 30 days of the grant date) to be taxed at ordinary income rates on the difference between: (i) the fair market value of such shares of the Company’s common stock on the grant date, and (ii) the purchase price, if any, of the shares. If a Section 83(b) election has not been made, dividends received with respect to restricted shares will generally be taxed as ordinary income to the recipient. If a Section 83(b) election has been made, dividends will be taxed at dividend rates.

Restricted Stock Units. The recipient of a restricted stock unit will generally be taxed at ordinary income rates on the fair market value of the shares of the Company’s common stock awarded on the transfer date. The capital gains/loss holding period for such shares will also commence on such date.

Unrestricted Stock Awards. The recipient of an unrestricted stock award will generally be taxed at ordinary income rates on the difference between: (i) the fair market value of the shares of the Company’s common stock on the grant date, and (ii) the purchase price, if any, of the shares.

Cash-Based Awards. The recipient will generally be taxed at ordinary income rates on the amount equal to the cash received.

Dividend Equivalent Rights. There are generally no Federal income tax consequences to the recipient or the Company on the grant of a dividend equivalent right. When the dividend equivalent right is converted to cash and/or additional shares of common stock and distributed to the recipient of a dividend equivalent right, the cash or the fair market value of the shares of common stock will be taxable to the recipient as ordinary income and the Company will be entitled to a corresponding deduction for tax purposes.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for awards under the 2022 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The table below sets forth information regarding our equity compensation plans in effect as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders (1)	7,339,525	$20.14	4,085,946	(3)
Equity compensation plans not approved by security holders(2)	368,738	$26.28	856,000

Total	7,708,263		4,941,946

(1)

Includes the 2013 Plan and 2013 Employee Stock Purchase Plan (the “2013 ESPP”). The number of shares of stock available for issuance under the 2013 Plan will be automatically increased each January 1, beginning on January 1, 2014, by 4% of the outstanding number of shares of the Company’s common stock on the immediately preceding December 31 or such lesser number as determined by the Compensation Committee of the Company’s Board of Directors.

(2)

Represents 368,738 shares subject to outstanding options granted to the CFO and non-NEOs as of December 31, 2021 pursuant to the Inducement Equity Plan and 856,000 shares remaining available for future issuance pursuant to the Inducement Equity Plan.

(3)

This number includes 729,000 shares that are available for issuance under the 2013 ESPP and zero shares subject to purchase during the current purchase period. To date, the Company has not issued any shares pursuant to the 2013 ESPP.

Required Vote

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of April 1, 2022, and certain other information about them are set forth below (unless set forth elsewhere in this Proxy Statement).

Name	Age	Position
J. Scott Wolchko	51	President, Chief Executive Officer and Director
Edward J. Dulac III	47	Chief Financial Officer
Bahram Valamehr, Ph.D.	45	Chief Research and Development Officer
Cindy R. Tahl, J.D.	49	General Counsel and Corporate Secretary
Yu-Waye Chu, M.D.	54	Chief Medical Officer
Mark Plavsic, Ph.D., D.V.M.	61	Chief Technical Officer

The biographies of our executive officers, other than Mr. Wolchko, whose biography is set forth above, appear below.

Edward J. Dulac III, has served as our Chief Financial Officer since August 2020. Prior to joining Fate, Mr. Dulac held roles of increasing responsibility across business development, strategy and marketing at Celgene, a global biopharmaceutical company. From May 2017 to February 2020, Mr. Dulac led licensing and acquisitions as Vice President of Business Development & Strategy, and from April 2016 to May 2017 he served as Head of Portfolio Analytics & Strategy at Celgene. Mr. Dulac held additional positions at Celgene including Senior Director of Business Development, and Director of Global Marketing from 2012 to 2016. From 2007 to 2012, Mr. Dulac was a biopharmaceutical analyst at Lehman Brothers Holdings Inc. and Barclays Capital Inc., prior to which he worked in corporate finance at Pfizer Inc. Mr. Dulac began his career as a retail pharmacist after earning his B.S. in Pharmacy from the University of Pittsburgh. He also holds an M.B.A. from the Kelley School of Business at Indiana University.

Bahram Valamehr, Ph.D., has served as our Chief Research and Development Officer since March 2021 and oversees all of our research and development activities. From January 2010 to March 2021, Dr. Valamehr served in roles of increasing responsibility with the Company, most recently from August 2018 to March 2021 as our Chief Development Officer, where he oversaw our early development activities including “off-the-shelf” cell therapy product candidates derived from our induced pluripotent stem cell platform. Prior to that, Dr. Valamehr played key scientific roles at Amgen, the Center for Cell Control (a NIH Nanomedicine Development Center), and the Broad Stem Cell Research Center developing novel methods to control pluripotency, to modulate stem cell fate including hematopoiesis and to better understand cellular signaling pathways associated with cancer. Dr. Valamehr received his Ph.D. in molecular and medical pharmacology from the University of California, Los Angeles, his M.B.A. from Pepperdine University, and his B.S. in biochemistry from the University of California, Los Angeles.

Cindy R. Tahl, J.D., has served as our General Counsel and Corporate Secretary since October 2015. She previously served as our Vice President, IP and Senior Corporate Counsel from December 2013 to October 2015. From 2009 to 2013, Ms. Tahl served as our Senior Director, Intellectual Property and Corporate Counsel. From 2007 to 2009, Ms. Tahl was a technology transactions attorney at the law firm of Wilson Sonsini Goodrich and Rosati, P.C, and from 2004 to 2007 practiced intellectual property law in the New York office of Kenyon & Kenyon, LLP. Ms. Tahl received her J.D. from Boston College Law School and her B.S. in biology from the University of California, San Diego.

Yu-Waye Chu, M.D. has served as our Chief Medical Officer since February 2022, and previously served as our Senior Vice President of Clinical Development from February 2020 to February 2022. Dr. Chu oversees clinical development strategies of our product candidates. He previously served as our Vice President of Clinical Development from April 2019 to January 2020. From January 2009 to April 2019 Dr. Chu held a variety of roles at Genentech, Inc., a biotechnology corporation and subsidiary of Roche Group. From January 2018 to April 2019 he served as Associate

Group Medical Director, Global Development Leader, Product Development Oncology; from July 2017 to January 2018 he served as Associate Group Medical Director, Genentech Research and Early Development; from March 2014 to July 2017 he served as Senior Medical Director, Genentech Research and Early Development; from June 2011 to March 2014 he served as Medical Director, Genentech Research and Early Development; from March 2010 to June 2011 he served as Associate Medical Director, Bio-Oncology, Genentech; and from January 2009 to March 2010 he served as Assistant Medical Director, Bio-Oncology, Genentech. Dr. Chu received his M.D. in Medicine, with a distinction in Research, from the University of Rochester School of Medicine and Dentistry and his B.A. in Molecular Biology from Princeton University.

Mark Plavsic, Ph.D., D.V.M. has served as our Chief Technical Officer since June 2021 and oversees cell therapy manufacturing, supply chain, and technical operations. From October 2016 to May 2021 Dr. Plavsic served as Chief Technical Officer of Lysogene, a biopharmaceutical gene therapy company. From April 2016 to October 2016 he served as Head, Process Development and Manufacturing at Torque Therapeutics, Inc., a biotechnology company. From August 2005 to August 2010 he served as Senior Director of Sanofi Genzyme, a biotechnology company. Dr. Plavsic received his Ph.D. in Virology and Immunology and his D.V.M from the University of Belgrade.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

As of December 31, 2021, the following executive officers constituted our Named Executive Officers (collectively, our “NEOs”):

Name	Position	Tenure
J. Scott Wolchko	President, Chief Executive Officer, and Director	14 years
Edward J. Dulac III	Chief Financial Officer	1 year
Bahram Valamehr, Ph.D.	Chief Research and Development Officer	12 years
Cindy R. Tahl, J.D.	General Counsel	12 years
Yu-Waye Chu, M.D.	Chief Medical Officer	3 years
Mark Plavsic, Ph.D., D.V.M.	Chief Technical Officer	< 1 year

Executive Summary

2021 Business Highlights

We are a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. We have established a leadership position in the manufacture and clinical development of off-the-shelf, cell-based cancer immunotherapies using our proprietary induced pluripotent stem cell (iPSC) product platform. Our product pipeline consists of off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs).

During the twelve-month period ending December 31, 2021, we made significant progress in bringing our off-the-shelf, iPSC-derived NK cell and T-cell product candidates to patients for the treatment of cancer. In total, we treated over 100 patients with our product candidates and we reached the following key clinical and regulatory milestones across our four disease franchises:

•

B-cell Malignancies. We completed the dose-escalation stage of our FT516 Phase 1 study for patients with relapsed / refractory (r/r) B-cell lymphoma (BCL), and the U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy (RMAT) designation to FT516 for patients with r/r diffuse large B-cell lymphoma based on its interim Phase 1 safety, tolerability, and activity data. We also demonstrated initial safety, tolerability, and activity data for FT596 in the dose-escalation stage of our Phase 1 study for patients with r/r B-cell malignancies (BCM), including in patients with aggressive BCL previously treated with autologous CD19-targeted CAR T-cell therapy. In addition, we achieved a landmark clinical milestone having treated the first patient with FT819, which we believe is the first-ever iPSC-derived T-cell product candidate to undergo clinical investigation in the world.

•

Acute Myeloid Leukemia. We completed the dose-escalation stage of our FT516 Phase 1 study, and continued conducting the dose-escalation stage of our FT538 Phase 1 study, for patients with r/r acute myeloid leukemia (AML). In addition, under an investigator-initiated trial, we dosed the first patient with FT538 in combination with CD38-targeted monoclonal antibody therapy, a novel therapeutic approach designed to enhance the targeting and elimination of leukemic blasts in a patient’s bone marrow.

•

Multiple Myeloma. We successfully launched two Phase 1 clinical programs for patients with r/r multiple myeloma (MM), having treated the first patients with FT538 and with FT576. We believe FT576 is the first-ever product candidate to undergo clinical investigation that incorporates four functional elements designed to promote NK cell anti-tumor activity.

•

Solid Tumors. We successfully completed clinical investigation of our FT500 and FT516 pilot programs for patients with advanced solid tumors, which demonstrated the safety and feasibility of a multi-dose, multi-cycle treatment schedule and showed evidence of clinical activity. In addition, we initiated the dose-escalation stage of our FT538 Phase 1 study, which is assessing FT538 in combination with monoclonal antibody therapy. We also submitted, and the FDA allowed, our Investigational New Drug (IND) application for FT536, our first iPSC-derived, CAR-targeted NK cell product candidate for patients with advanced solid tumors.

In addition to our clinical and regulatory achievements, we continued our leadership in innovation. We identified and advanced several new preclinical candidates, including under our strategic partnerships with Ono Pharmaceutical, where we finalized the product features of the collaboration’s multiplexed-engineered, iPSC-derived CAR T-cell product candidate for solid tumors, and with Janssen Biotech, Inc. (Janssen), where we achieved a preclinical milestone for the collaboration’s first multiplexed-engineered, iPSC-derived CAR immune cell product candidate. We also continued our excellence in the GMP manufacture of iPSC-derived cell therapy, having successfully completed numerous production campaigns in support of our multi-product NK cell and T-cell pipeline with yields in excess of 300 units of drug product per batch.

We also made substantial investments in the future of our business. We continued the build-out of our second GMP manufacturing facility, which is expected to launch in 2022 and support pivotal and commercial production. We hired over 200 employees across all our functional areas. We also successfully raised over $430 million through the sale of common stock in an effort to support and extend our leadership position in the field of iPSC-derived, cell-based cancer immunotherapy.

Our business progress has resulted in a substantial increase in shareholder value over the past three and five years.

Key 2021 Compensation Items

The Compensation Committee is responsible for reviewing and approving compensation programs for our executive officers, including the NEOs. Aligned with our key accomplishments in 2021, and strong company performance as outlined above, the Compensation Committee took several actions related to our pay program for 2021:

•	Made adjustments to the base salaries of our NEOs, with increases informed by a market assessment conducted by our independent compensation consultant.

•

Increased 2021 target bonus percentage for our Chief Executive Officer from 50% to 60% of annual base salary, which determination was informed by a market assessment conducted by our independent compensation consultant.

•	Determined that the Company achieved 100% of its key objectives for the calendar year ending 2021 related to our annual bonus program.

•	Approved annual stock option and time-based RSU awards to our NEOs.

•	Awarded performance-based restricted stock units (“PRSUs”) in November 2021 to NEOs as well as a select group of other employees. The Compensation Committee believed that these grants, which vest upon achievement of certain late-stage clinical and regulatory milestones, reinforce our business objectives and further align the long-term interests of our NEOs and employees with those of our stockholders. The specified clinical and regulatory milestones are designed to require significant cross-functional collaboration over an extended period of time in an effort to secure regulatory approval of a first product candidate, and the achievement of such milestones are expected to result in long-term value creation for our shareholders. The awarded PRSUs are entirely at-risk compensation, and will expire five years from the date of grant, with no value realized by our NEOs and employees, to the extent the specified performance milestones are not achieved by such date. In all cases, vesting of the PRSUs is subject to the employee’s continuing service on each vesting date. There is no minimum payout level associated with these PRSUs.

•

While increasing the proportion of total value of equity-based compensation to our NEOs, continued to manage award amounts with a goal of maintaining broad-based equity participation aligned with our compensation philosophy, and proactively managing our share usage and dilution during a period of rapid growth.

How We Pay for Performance

Our executive officer compensation program is designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive officer compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our NEOs’ interests with those of our stockholders to incentivize long-term value creation. The Compensation Committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. As such, a significant portion of our CEO’s and other executive officers’ compensation is at-risk, performance-based compensation, in the form of long-term equity awards, and annual cash incentives that are only earned if we achieve multiple corporate goals. The balance between these components may change from year to year based on corporate strategy, Company performance, market forces and Company objectives, among other considerations. For example, in 2021, our CEO had the following target pay mix:

Name	Salary	Target Bonus	RSUs*	PRSUs*	Options*	Total

J. Scott Wolchko	$610,000	$366,000	$4,712,611	$4,840,006	$1,200,000	$11,728,617

*	Equity values are based on aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718.

2021 Say-on-Pay Results

At our 2021 annual meeting of stockholders, we held a non-binding stockholder advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote), which received support from 98% of the votes cast by our stockholders on the matter. Our Board and our Compensation Committee are encouraged by this level of stockholder support for our executive compensation program, and generally view this as an endorsement of our philosophy and how we have structured our compensation program. Given this level of stockholder support, the Compensation Committee concluded that our executive officer compensation program continues to align executive officer pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executive officers. Accordingly, the Compensation Committee determined not to make any significant changes to our programs as a result of the vote.

In addition, our Board has elected to conduct the say-on-pay vote annually, thereby providing our stockholders the opportunity to provide feedback on the compensation of our NEOs each year. We will be conducting our annual say-on-pay vote as described in Proposal No. 3 of this Proxy Statement at the 2022 annual meeting of stockholders. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program and are committed to engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation programs and other key matters of interest to them. Our Compensation Committee will consider the outcome of the say-on-pay vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs and executive officers in the future.

Compensation Philosophy and Determination Process

In order to create value for our stockholders, it is critical to attract, motivate and retain key executive officer talent by providing competitive compensation packages. The market for talented individuals in the life sciences industry is highly competitive and becoming more challenging for employers. Our Board believes our compensation program should align executive interests with the drivers of growth and stockholder returns, and support achievement of the Company’s key business mission, goals, and objectives. Consequently, our Board believes the substantial majority of NEO compensation should be at-risk, performance-based pay to facilitate the successful execution of our business strategy.

Role of Compensation Committee

Our Compensation Committee determines the overall compensation structure for our CEO and other NEOs and executives. Each year, the Compensation Committee reviews the Company’s compensation policies and programs to ensure that these policies and programs enhance shareholder value, align pay and performance, and attract and retain top executive talent. As part of this process, the Compensation Committee reviews our compensation practices and policies to help maintain appropriate base salary, annual bonus and equity compensation plans for our executives and determines the target total direct compensation opportunities for our NEOs. The Compensation Committee does not use a single method or measure in developing its recommendations, nor does it establish specific targets for the total direct compensation opportunities for our NEOs; however, the Compensation Committee generally begins its deliberations on cash and equity compensation levels with reference to various percentile levels for cash and equity compensation as reflected in competitive market data.

Pursuant to our 2013 Plan, the Compensation Committee has delegated to our CEO the authority to approve grants of stock options or RSUs to new hires, subject to certain limitations for each level of employment and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.

Role of CEO and Management

The CEO advises the Compensation Committee on the base salary and target incentive plans for the other NEOs. Such recommendations consider internal pay equity, changes in responsibilities, compensation levels for similar positions in the industry, Company performance, total targeted and historical compensation, and personal performance and contributions. The Compensation Committee weighs the CEO’s guidance as a part of a greater assessment of the Company’s strategic goals and corporate performance when setting executive officer pay. With respect to our CEO’s compensation, the same considerations are made; however, this process is formalized in the Compensation Committee’s charter, specifying that the CEO cannot be present during voting or deliberations concerning this individual’s compensation.

Use of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee engaged Aon’s Human Capital Solutions practice a division of Aon plc (“Aon”), formerly known as Radford, as an independent outside compensation consultant to perform compensation advisory services during 2021 and to assist with evaluating executive compensation. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align executive interests with those of shareholders and ensure that executive compensation packages will appropriately motivate and reward ongoing achievement of business goals. Our Compensation Committee will continue to retain a consultant to provide similar information and analyses in future years for consideration in determining annual cash, equity and other compensation for our employees, executive officers and directors.

Aon provided the following services to the Compensation Committee with respect to our 2021 compensation matters:

•	Reviewed and advised on adjustments to the Company’s peer group;

•	Conducted an extensive executive compensation assessment, including the use of performance-based equity awards as a means to align the interests of our NEOs with those of our stockholders;

•	Provided key insights on executive and director compensation based on relevant market data; and

•	Assisted with certain proxy statement disclosures, including this Compensation Discussion & Analysis section.

The Compensation Committee annually assesses whether the work of Aon as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services, if any, to the Company by Aon; (ii) the amount of fees the Company paid to Aon; (iii) Aon’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Aon or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Aon or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Aon and the individual compensation advisors employed by Aon as compensation consultants to the Company have not created any conflict of interest.

The Compensation Committee also annually evaluates Aon’s independence and performance under the applicable listing standards of Nasdaq. In 2021, Aon did not provide any other services to the Company other than the consulting services to the Compensation Committee with respect to compensation matters and a subscription to the Radford compensation database.

Use of a Peer Group

With the assistance and recommendations of Aon, the Compensation Committee has developed a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The Compensation Committee used the following criteria in determining the appropriate peers:

•	Industry – Pre-commercial biopharmaceutical companies with a focus on biologics, cellular immunotherapeutics, or oncology; companies with product candidates in Phase 2 or Phase 3 clinical development.

•	Market Capitalization – Range of $900 million to $9.0 billion (approximately 0.3x to 3x of our then-current market capitalization).

•	Size – 50 to 550 employees.

Based on a review of the analysis prepared by Aon applying the above criteria, in September 2020, the Compensation Committee approved the following peer group for use in compensation decisions for 2021:

2021 Peer Group

Allakos	Allogene Therapeutics	Arcus Biosciences

Atara Biosciences	Beam Therapeutics	bluebird bio

Gossamer Bio	CRISPR Therapeutics	Editas Medicine

IGM Biosciences	Intellia Therapeutics	Iovance Biotherapeutics

Kura Oncology	Legend Biotech	MacroGenics

Mirati Therapeutics	Odonate REGENXBIO	Sangamo Therapeutics

Turning Point Therapeutics

In setting compensation for our executive officers, including our NEOs, the Compensation Committee uses our compensation peer group as one data point when setting executive pay packages; however, although useful as a reference, the Compensation Committee does not target any percentile within this peer group as a specific objective. Instead, the Compensation Committee also reviews competitive compensation data from an annual total compensation study of the peer group and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements, and bases its compensation decisions on the consideration of many factors, including, but not limited to, individual and Company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.

Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Element	Performance Period	Objective	Performance Measured / Rewarded
Base Salary	Annual	Attract, retain, and reward top talent; reflects an NEO’s responsibilities, performance, and relevant market data	• Provides NEOs with fixed compensation that acts as a vehicle to motivate and retain. Rewards executives for key performance and contributions.
Annual Cash Incentives	Annual	Reward achievement of annual Company goals, subject to meeting certain performance expectations

•  Rewards NEOs for their individual performance and the performance of the Company over the fiscal year.

•  The corporate goals are prepared in an interactive process between management and the Board based on the Company’s business plan and budget for the year. Payments are linked to the attainment of overall corporate goals and may include individual performance targets for each executive officer, or other factors the Committee determines appropriate.

Long-Term Equity Awards (Options)	Long-Term	Support the achievement of strong share price growth; serves as an important retention vehicle

•  Options vest over four years in monthly installments, subject to a one-year cliff in the case of initial grants to newly hired NEOs.

•  The ultimate realizable value, if any, depends on the appreciation of our common stock price from the date of grant.

Long-Term Equity Awards (RSUs)	Long-Term	Align the interests of management and stockholders; serves as an important retention vehicle

•  All NEOs receive time-based RSUs.

•  RSUs granted to the NEOs in 2021 vest over four years in equal installments on the each of the first, second, third and fourth anniversaries of the grant date, or, in the case of initial grants to newly hired NEOs, the employment start date.

•  The ultimate value realized varies based on our common stock price.

Long-Term Performance-based Equity Awards (PRSUs)	Long-Term	Align the interests of management and stockholders; serves as an important vehicle to incentivize achievement of key business milestones corresponding to long-term shareholder value creation

•  In November 2021, NEOs and a broader group of employees also received one-time grants of PRSUs.

•  PRSUs granted to the NEOs in 2021 vest upon achievement of certain specified clinical and regulatory milestones.

•  Expire December 31, 2026, with no value realized to the extent the specified performance milestones are not achieved by such date.

We design and implement an executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements. The Compensation Committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

The Compensation Committee is committed to a strong performance orientation in the Company’s compensation program and effective corporate governance practices for a company at our development stage and industry. As such, the Compensation Committee routinely reviews the Company’s compensation policies and program design. Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices:

What We Do

✓ Heavily weight our NEO compensation to long-term “at-risk”

✓ Align compensation with shareholder interests

✓ Align pay with performance

✓ Use multi-year vesting for all executive equity awards

✓ Structure our executive officer compensation program to minimize excessive risk taking

✓ Maintain “Double Trigger” benefits in the case of a Change in Control

✓ Conduct an annual say-on-pay vote

✓ Maintain balanced pay mix of fixed and variable pay, with higher weighting towards variable pay

✓ Have three independent non-employee directors serve on the Compensation Committee

✓ Maintain robust anti-hedging and pledging policies

✓ Consult with an independent compensation consultant on compensation levels and practices

✓ Select peer companies that we compete with for executive officer talent, have a similar business and are of similar size as us, and review their pay practices

What We Don’t Do

X Provide guaranteed bonuses X Provide excessive severance payments X Provide excise tax gross-ups	X Provide excessive perquisites X Allow repricing of options without shareholder approval X Allow hedging or pledging of equity

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance contributions each makes.

Base salary changes in 2021 varied by executive to reflect market conditions and were established to provide base salaries for our executives in a range that is competitive with salaries paid to executives in similar positions at peer companies. Other factors were considered such as tenure, experience and the role of the individual. Annual base salaries for our NEOs were as follows:

Executive	2020	2021	Annual Increase
J. Scott Wolchko	$570,000	$610,000	7.02%
Edward J. Dulac III	$390,000	$420,000	7.69%
Bahram Valamehr, Ph.D.	$390,000	$430,000	10.25%
Cindy R. Tahl, J.D.	$390,000	$430,000	10.25%
Yu-Waye Chu, M.D.	$390,000	$430,000	10.25%
Mark Plavsic, Ph.D. (1)	—	$230,137	—

(1)	Dr. Plavsic’s employment with us commenced in June 2021.

Annual Incentives

In January 2015, our Board adopted our Amended and Restated Senior Executive Incentive Bonus Plan (the “Bonus Plan”), which applies to certain key executives, including our NEOs. The Bonus Plan provides for bonus payments based upon the attainment of corporate performance goals established annually by the Compensation Committee (the “Performance Goals”). Any bonuses paid under the Bonus Plan will be based upon objectively determinable criteria that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus criteria will be adopted in each performance period by the Compensation Committee and communicated to each participating executive, including our NEOs. No bonuses will be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executives, including our NEOs, under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine. The bonuses payable under the Bonus Plan may be paid in equity or cash.

The Bonus Plan is designed to provide a financial incentive to reward key executives for the achievement of corporate performance objectives. Each executive participating under the Bonus Plan, including our NEOs, will have a targeted bonus opportunity set for each performance period. Payments under the Bonus Plan are ultimately based on achievement of pre-established Company objectives. Actual performance against targets, as set by these pre-established Company objectives, funds the incentive payouts.

At the beginning of each year, the Compensation Committee reviews and approves the target annual bonus percentage for our executive officers, including our NEOs. In January 2021, the Compensation Committee

reviewed the annual target bonus percentages of our executive officers, including our NEOs, and based on its consideration of multiple factors, particularly market data from the companies in our compensation peer group, approved the following 2021 annual target bonus percentages for our NEOs:

Executive	2020 Annual Target Bonus Percentage	2021 Annual Target Bonus Percentage	Percentage Change
J. Scott Wolchko	50%	60%	10%
Edward J. Dulac III	40%	40%	—
Bahram Valamehr, Ph.D.	40%	40%	—
Cindy R. Tahl, J.D.	40%	40%	—
Yu-Waye Chu, M.D.	40%	40%	—
Mark Plavsic, Ph.D. (1)	N/A	40%	N/A

(1)	Dr. Plavsic’s employment with us commenced in June 2021.

At the beginning of each year, the Compensation Committee reviews our performance and the individual performance of each of our executive officers, including our NEOs, to determine the amount of bonuses to be paid with respect to the immediately preceding year. It is at the Compensation Committee’s discretion to grant individual awards at, below, or above target based on the Company’s performance, individual performance and the funding available for awards under the Bonus Plan for a particular year. The total amount of awards cannot exceed the total amount approved by the Compensation Committee to fund the Bonus Plan. Awards are typically paid in the quarter following the close of the performance period.

For 2021, bonuses under the Bonus Plan were determined by the Compensation Committee based upon the achievement of performance metrics related to the Company’s corporate objectives in three broad categories:

•	Path to Patients. Advancement of multiple clinical programs, demonstrated through achieving certain regulatory and clinical development goals;

•

Product & Platform Innovation. Advancement of multiple product candidates through preclinical development, including to IND submission, and conduct of in-house technical operations, including cGMP manufacture of its iPSC-derived cell product candidates, with performance metrics based on achieving certain preclinical, regulatory, quality and manufacturing goals; and

•	Partnerships, Business & Culture. Attainment of certain strategic, business, human resource, and financial goals.

In January 2022, the Compensation Committee evaluated our achievement of the 2021 corporate objectives. The Compensation Committee considered whether we had achieved specific goals in each category of our corporate objectives, including any overachievement in each category, the weighting established for each category, management’s self-assessment, and our overall corporate performance in 2021. Based on these considerations, the Compensation Committee determined that we met our 2021 corporate objectives and, as a result, the Compensation Committee approved a 100% achievement level of our 2021 corporate objectives, based in particular on the following performance:

Path to Patients (40% weighting)

•	Met total patient enrollment objectives for our off-the-shelf, iPSC-derived NK cell and T-cell cancer immunotherapy programs.

B-cell Malignancies

•

Completed the dose-escalation stage of our FT516 Phase 1 study for patients with r/r BCL, and was granted RMAT designation by FDA for patients with r/r diffuse large B-cell lymphoma based on interim Phase 1 safety, tolerability, and activity data;

•

Demonstrated initial safety, tolerability, and activity data for FT596 in the dose-escalation stage of our Phase 1 study for patients with r/r BCM, including in patients with aggressive BCL previously treated with autologous CD19-targeted CAR T-cell therapy; and

•	Treated the first patient with FT819 in our landmark Phase 1 study of the first-ever iPSC-derived T-cell product candidate to undergo clinical investigation in the world.

Acute Myeloid Leukemia

•

Extended the clinical investigation of FT538 to assess the therapeutic potential of antibody-dependent cellular cytotoxicity (ADCC) in r/r AML, treating the first patient with FT538 in combination with CD38-targeted monoclonal antibody therapy to promote ADCC; and

•	Completed the dose-escalation stage of our FT516 Phase 1 study for patients with r/r AML.

Multiple Myeloma

•	Launched two clinical programs for patients with r/r MM, and treated the first patients in the dose-escalating Phase 1 studies of FT538 and FT576.

Solid Tumors

•	Initiated the dose-escalation stage of our FT538 Phase 1 study in combination monoclonal antibody therapy for patients with advanced solid tumors; and

•

Completed Phase 1 clinical investigation of our FT500 and FT516 pilot programs for patients with advanced solid tumors, demonstrating the safety and feasibility of a multi-dose, multi-cycle treatment schedule with outpatient administration.

Product & Platform Innovation (35% weighting)

•

Submitted to, and was granted allowance by, the U.S. Food & Drug Administration of Investigational New Drug (IND) applications for FT536, our MICA/B-targeted CAR NK cell product candidate for advanced solid tumors;

•	Established preclinical proof-of-concept for new B7H3-targeted CAR immune cell program for solid tumors;

•	Established preclinical proof-of-concept for next-generation multiplexed-engineered iPSC backbone for CAR T-cell therapy;

•	Established preclinical proof-of-concept for three unique approaches to promote immune cell evasion and enable adoptive transfer with reduced chemotherapy conditioning;

•	Published preclinical data in peer-reviewed journal Cell Stem Cell describing metabolic, transcriptional, and functional features of FT538;

•

Conducted in-house technical operations, including cGMP manufacture, to meet clinical supply requirements across multiple clinical programs, including under extraordinary circumstances arising from the COVID-19 pandemic; and

•	Met established timelines to enable opening of second cGMP manufacturing facility in mid-2022.

Partnerships, Business & Culture (25% weighting)

•	Finalized the product features and functionality for a multiplexed-engineered, iPSC-derived CAR T-cell product candidate for solid tumors under our collaboration with Ono Pharmaceutical;

•	Achieved a preclinical milestone under our collaboration with Janssen in connection with the development of a first iPSC-derived CAR immune cell program;

•

Hired and integrated over 200 employees across all functional groups and maintained timelines for the build-out of our new corporate headquarters, including under extraordinary circumstances arising from the COVID-19 pandemic;

•	Constructed, and reviewed with our Board of Directors, a long-term business plan;

•	Completed a $432 million public offering of our common stock; and

•	Managed operations and expenditures against 2021 budget, ending 2021 with cash and cash equivalents in excess of budget.

Based on the above, the Compensation Committee awarded 2021 bonuses, paid in cash during the first quarter of 2022, to our NEOs as follows.

Executive	Annual Target Bonus (% of base)	2021 Base Salary	Corporate Goal Achievement	2021 Earned Award
J. Scott Wolchko	60%	$610,000	100%	$366,000
Edward J. Dulac III	40%	$420,000	100%	$168,000
Bahram Valamehr, Ph.D.	40%	$430,000	100%	$172,000
Cindy R. Tahl, J.D.	40%	$430,000	100%	$172,000
Yu-Waye Chu, M.D.	40%	$430,000	100%	$172,000
Mark Plavsic, Ph.D. (1)	40%	$230,137	100%	$92,055

(1)	Dr. Plavsic’s employment with us commenced in June 2021, and his annual base salary and bonus were pro-rated in accordance with the terms of his employment offer letter.

Long-Term Incentives

Our focus on long-term value creation results in our executive compensation program having a heavy weighting toward equity compensation. We rely more heavily on equity compensation to ensure that a significant portion of an NEO’s compensation opportunity is related to factors that directly and indirectly influence stockholder value. Further, equity participation establishes a sense of ownership and aligns executives’ interests with those of other stockholders.

Our annual equity awards to our executives take the form of stock options and RSUs, and in 2021 also included a special one-time PRSU grant to reinforce our long-term business objectives and further align the long-term interests of our NEOs and employees with those of our stockholders. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, are inherently performance oriented and provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price increases and stockholders realize value following their grant date. Furthermore, we believe that RSU awards provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to stockholder value. Additionally, RSU awards enable our executive officers to accumulate stock ownership in the company. For these reasons, the Compensation Committee decided to continue granting RSUs in 2021, and intends to continue to grant RSUs in the future as part of the equity incentive portion of pay packages for executives. We believe that the multi-year vesting requirements applicable to both stock options and RSUs encourage employee retention. Additionally, in 2021 the Compensation Committee determined a special grant of PRSUs was appropriate to certain key employees, including our NEOs, to reinforce our business objectives. These PRSUs, which vest upon achievement of certain late-stage clinical and regulatory milestones, are designed to require significant cross-functional collaboration over an extended period of time in an effort to secure regulatory approval of a first product candidate, and the achievement of such milestones are expected to result in long-term value creation for our shareholders.

2021 Annual Equity Grants

Typically, we have granted equity awards to our executive officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards or mix between options and RSUs. Instead, the Compensation Committee determines the amount of the equity award for each executive officer after taking into consideration a compensation analysis performed by its compensation consultant, peer executive analysis of equity levels, the equity award recommendations of our Chief Executive Officer (except with respect to his own awards), and the amount of equity held by the executive officer.

In January 2021, the Compensation Committee reviewed and approved the following annual option and RSU grants for the NEOs, basing its decision on a market assessment of peer companies utilizing a blend of factors that included value of equity compensation and company ownership.

	RSUs		Stock Options
Executive	(#)(1)	($)	(#)(2)	($)
J. Scott Wolchko	43,231	$4,800,000	16,441	$1,200,000
Edward J. Dulac III	18,013	$2,000,000	6,851	$500,000
Bahram Valamehr, Ph.D.	18,013	$2,000,000	6,851	$500,000
Cindy R. Tahl, J.D.	18,013	$2,000,000	6,851	$500,000
Yu-Waye Chu, M.D.	18,013	$2,000,000	6,851	$500,000
Mark Plavsic, Ph.D. (3)	—	—	—	—

(1)

The approved RSU grant was based on a value denominated in dollars. The number of underlying shares was determined by dividing the dollar value by the average closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of one share of the Company’s common stock over the trailing 10-trading day period ending on the effective date of grant, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

(2)

The approved option grant was based on a value denominated in dollars. The number of underlying shares was determined by dividing the dollar value by the grant date fair value of a share of our common stock.

(3)	Dr. Plavsic’s employment with us commenced in June 2021.

RSUs

2021 annual RSU grants vest in equal annual installments over four years. In all cases, vesting of the RSUs is subject to the executive’s continuing service on each vesting date.

Stock Options

2021 annual stock option grants to our executives vest monthly over a four-year period, subject to the executive’s continuing service on each vesting date.

Plavsic Equity Grants

Dr. Plavsic, our Chief Technical Officer, did not receive an annual equity grant in January 2021 because his employment with us did not commence until June 2021. Instead, on June 14, 2021, Dr. Plavsic was awarded new hire grants of 18,500 stock options with an aggregate grant date fair value of $993,361, and 38,000 RSUs with an aggregate grant date fair value of $3,583,020. The new hire stock options vest 25% after one year of continuous service then monthly thereafter for the remaining three years, subject to Dr. Plavsic’s continuing service on each vesting date. The new hire RSU grants vest in equal annual installments over four years, subject to Dr. Plavsic’s continuing service on each vesting date.

November 2021 Performance-Based Restricted Stock Unit Grants

In November 2021, the Compensation Committee determined that a special one-time PRSU grant should be awarded to each NEO and a select group of employees of the Company. The Compensation Committee believed that these grants, which vest upon achievement of certain late-stage clinical and regulatory milestones, reinforce our business objectives and further align the long-term interests of our NEOs and employees with those of our stockholders. The specified clinical and regulatory milestones are designed to require significant cross-functional collaboration over an extended period of time in an effort to secure regulatory approval of a first product candidate, and the achievement of such milestones are expected to result in long-term value creation for our shareholders. The awarded PRSUs are entirely at-risk compensation, and will expire five years from the date of grant, with no value realized by our NEOs and employees, to the extent the specified performance milestones are not achieved by such date. In all cases, vesting of the PRSUs is subject to the employee’s continuing service on each vesting date. There is no minimum payout level associated with these PRSUs. This was the first one-time grant of PRSUs.

Award sizes were determined using a multiple of base salary. For our NEOs, the size of the PRSU grant was based on a value equal to a multiple of 8x the applicable NEO’s base salary.

Below are the PRSUs approved by the Compensation Committee in November 2021:

	Performance RSUs
Executive	(#)(1)	($)
J. Scott Wolchko	86,475	$4,880,000
Edward J. Dulac III	59,540	$3,360,000
Bahram Valamehr, Ph.D.	60,958	$3,440,000
Cindy R. Tahl, J.D.	60,958	$3,440,000
Yu-Waye Chu, M.D.	60,958	$3,440,000
Mark Plavsic, Ph.D. (1)	59,540	$3,360,000

(1)

The approved PRSU grant was based on a value denominated in dollars. The number of underlying shares was determined by dividing the dollar value by the average closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of one share of the Company’s common stock over the trailing 10-trading day period ending on the effective date of grant, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

2022 Annual Equity Grants

In January 2022, the Compensation Committee awarded annual cycle grants to the NEOs as follows:

	RSUs		Stock Options
Executive	(#)(1)	($)	(#)	($)
J. Scott Wolchko	—	$—	289,403	$7,500,000
Edward J. Dulac III	33,302	$1,375,000	53,058	$1,375,000
Bahram Valamehr, Ph.D.	33,302	$1,375,000	53,058	$1,375,000
Cindy R. Tahl, J.D.	33,302	$1,375,000	53,058	$1,375,000
Yu-Waye Chu, M.D.	33,302	$1,375,000	53,058	$1,375,000
Mark Plavsic, Ph.D.	33,302	$1,375,000	53,058	$1,375,000

(1)

The approved RSU grant was denominated in dollars. The number of underlying shares was determined by dividing the dollar value by the average closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of one share of the Company’s common stock over the trailing 10-trading day period ending on the effective date of grant, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

The 2022 annual RSU grants to our NEOs vest annually over a four-year period and the 2022 annual stock option grants vest monthly over a four-year period, and both equity awards are subject to the executive’s continuing service on each vesting date. Mr. Wolchko did not receive his 2022 annual equity grants in the form of RSUs and stock options and instead, received his entire 2022 annual equity grant in the form of stock options. The Compensation Committee granted Mr. Wolchko his 2022 annual equity grants entirely in the form of stock options to ensure that he is rewarded only to the extent that our stock price increases and shareholders realize value, thereby aligning CEO pay with Company performance and shareholder interests.

Employment, Severance and Change in Control Arrangements with our Named Executive Officers

Employment Agreements with our NEOs

We have entered into a written employment offer letter agreement with each of our NEOs. These agreements set forth the basic terms and conditions of employment, including initial base salary, initial equity awards, eligibility to participate in our standard employee benefits plans, and the at-will employment relationship. These agreements also require that each NEO execute our standard employee confidentiality and assignment agreement.

Our NEOs are also eligible to receive certain change-in-control payments and benefits in accordance with their individual employment contract or our Executive Severance and Change in Control Policy as described below.

For detailed descriptions of the employment arrangements we maintained with our NEOs during 2021, see “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below.

Executive Severance and Change in Control Policy

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. Accordingly, we believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our NEOs.

Effective on January 14, 2018, the Compensation Committee adopted the Executive Severance and Change in Control Policy (“ESCCP”), in which all of our NEOs, except our CEO, participate. It provides certain protections in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the company. Our CEO has similar terms included in his employment agreement that were negotiated in conjunction with his appointment as CEO. These arrangements are designed to provide reasonable compensation to the executive officer if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We also believe that these arrangements help maintain our executive officers continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. In this event, these arrangements keep our most senior executives focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Thus, these arrangements align the interests of our NEOs and our stockholders when considering our long-term future.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the ESCCP and our CEO’s employment agreement, our Board has drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that an executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

To receive payments and benefits under the ESCCP, or in the case of the CEO, under his employment agreement, an executive officer must execute and not subsequently revoke a severance agreement within 60 days following the date of the termination of employment, including a general release of claims acceptable to us.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our NEOs during 2021, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2021, see “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below.

Other Employee Benefits

NEOs are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance and eligibility to participate in the Company’s 401(k) Savings Plan.

401(k) Savings Plan and Other Benefits

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We match a portion of eligible contributions made by employees pursuant to the plan. The Company makes discretionary contributions to the 401(k) plan equal to 100 percent of each employee’s pretax contributions up to 20 percent of the IRS’ limits. We also pay, on behalf of our employees, a portion of the premiums for health, life and disability insurance.

Perquisites

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2021, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, other than a one-time relocation assistance payment of $100,000 and an aggregate of $48,000 in temporary housing allowance payments to Dr. Plavsic in connection with his relocation and employment with the Company (payments were made in 2021).

Additional Policies and Practices

Equity Award Grant Policy

We have adopted an Amended and Restated Equity Award Grant Policy that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock to our employees, including our executive officers, or advisors or consultants to us pursuant to our equity compensation plans. Pursuant to the policy, all grants of equity awards must be approved in advance by our Board, the Compensation Committee or, subject to the delegation requirements in the policy, our CEO. The equity award granting authority delegated to our CEO applies to employees at the vice president level and below who are not (and are not reasonably expected to be upon hiring) officers (as defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated thereunder) and to equity awards within the specific ranges and subject to a maximum annual aggregate amount as may be set forth in the policy, as approved by the Compensation Committee from time to time.

Generally, equity awards are granted on the following regularly scheduled basis as set forth in the policy:

•

Equity awards granted by our CEO in connection with the hiring of a new employee or the promotion of an existing employee or the engagement of a new consultant are effective on the first trading day of the month following the later of (i) the date on which such individual’s employment or consulting term begins or promotion occurs or (ii) the date on which such award is approved by our CEO.

•

Equity awards granted to existing employees (other than in connection with a promotion) or consultants will generally be granted, if at all, on an annual basis and must be approved by the Board or the Compensation Committee. It is the intention of the Compensation Committee that any such annual grants requiring approval of the Compensation Committee be considered and approved at a meeting of the committee.

In addition, the policy sets forth the manner in which our equity awards will be priced. If the value of a restricted stock or RSU grant is denominated in dollars, then the number of underlying shares will be determined by dividing the dollar value by the average closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of one share of the Company’s common stock over the trailing 10-trading day period ending on the effective date of grant, with such total number of shares to be granted per recipient rounded up to the nearest whole share. The exercise price of all stock options will be at least equal to the closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of a share of our common stock on the effective date of grant. If the amount of the stock option award is to be determined by reference to a fair value calculated under Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our executive officers, the non-employee members of our Board and certain designated employees and consultants who in the course of the performance of their duties have access to material, nonpublic information regarding the Company from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (a “short sale”);

•

buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities at any time without the prior approval of the Audit Committee of our Board (the “Audit Committee”);

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge) unless the pledge has been approved by the Audit Committee.

As of the date of this Proxy Statement, none of our NEOs had previously sought or obtained approval from the Audit Committee to engage in any hedging or pledging transaction involving our securities.

Accounting and Tax Considerations

The Company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the estimated service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive officer compensation programs.

The Compensation Committee also considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) of the Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain covered executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) of the Code for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date.

While the Compensation Committee considers the financial statement expense and deductibility of awards as factors in determining executive compensation, the Compensation Committee also considers other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to be exempt from or comply with the applicable requirements of Section 409A of the Code.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2021 Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid or earned by our NEOs during the fiscal years ending December 31, 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
J. Scott Wolchko	2021	610,000				9,552,617	1,200,000	366,000		—		11,728,617
President, Chief Executive Officer and Director	2020	570,000				1,451,340	3,222,577	356,250		—		5,600,167
	2019	540,000				4,137,500	5,732,955	310,500		—		10,720,955
Edward J. Dulac III	2021	420,000				5,296,051	500,000	168,000		—		6,384,051
Chief Financial Officer(4)	2020	142,500		137,917	(5)	1,420,800	3,786,529	75,833		120,000	(6)	5,683,579
Bahram Valamehr, Ph.D.	2021	430,000				5,375,416	500,000	172,000		—		6,477,416
Chief Research and Development Officer	2020	390,000				549,750	1,324,347	195,000		—		2,459,097
	2019	375,000				744,750	1,547,898	150,938		—		2,818,586
Cindy R. Tahl, J.D.	2021	430,000				5,375,416	500,000	172,000		—		6,477,416
General Counsel and Corporate Secretary	2020	390,000				549,750	1,324,347	195,000		—		2,459,097
	2019	375,000				744,750	1,547,898	150,938		—		2,818,586
Yu-Waye Chu, M.D.	2021	430,000				5,375,416	500,000	172,000				6,477,416
Chief Medical Officer(7)
Mark Plavsic, Ph.D. Chief Technology Officer(8)	2021	230,137	(8)			6,915,474	993,361	92,055	(8)	148,000	(9)	8,379,027

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of RSUs granted during 2021, 2020, and 2019, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed in February 2022. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that may be realized by NEOs upon the vesting or settlement of the RSUs. The aggregate grant date fair values for the 2021 PRSUs are based on probable achievement of the applicable performance metrics, which is equal to maximum achievement of the applicable performance metrics, and such aggregate grant date fair values are: J. Scott Wolchko—$4,840,006, Edward J. Dulac III—$3,332,454, Bahram Valamehr—$3,411,819, Cindy R. Tahl—$3,411,819, Yu-Waye Chu—$3,411,819, and Mark Plavsic—$3,332,454.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of option awards granted during 2021, 2020, and 2019, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed in February 2022. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that may be realized by the NEOs upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts in this column represent the annual incentive compensation paid for performance during 2021, 2020, and 2019 pursuant to the Bonus Plan. The amounts of these awards were determined based upon the achievement of performance metrics related to the Company’s 2021, 2020, and 2019 corporate objectives, as applicable.

(4)

Mr. Dulac commenced employment with us on August 1, 2020 and his annual base salary was pro-rated accordingly for 2020. Mr. Dulac’s 2020 bonus was pro-rated in accordance with his employment offer letter. Mr. Dulac was not an NEO for 2019.

(5)

Includes Mr. Dulac’s $100,000 sign-on bonus in connection with the commencement of his employment with us and $37,917 in discretionary bonus payments representing an amount corresponding to two additional months of a pro-rated annual bonus, as agreed between the Company and Mr. Dulac in his employment offer letter.

(6)	Includes a $40,000 housing allowance and $80,000 in reimbursements from the Company for relocation expenses.
(7)	Dr. Chu was not an NEO for 2020 or 2019.
(8)	Dr. Plavsic commenced employment with us on June 14, 2021 and his annual base salary and 2021 bonus were pro-rated accordingly.

(9)	Includes a $48,000 housing allowance and $100,000 in relocation assistance.

Grants of Plan-Based Awards for Fiscal Year 2021

The following table sets forth the individual awards made to each of our NEOs during 2021. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Inventive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Target ($)		Threshold (#)	Target (#)	Maximum (#)
J. Scott Wolchko		366,000
J. Scott Wolchko	January 20, 2021						43,231			$4,712,611
J. Scott Wolchko	January 20, 2021							16,441	109.01	$1,200,000
J. Scott Wolchko	November 19, 2021				86,475					$4,840,006
Edward J. Dulac III		168,000
Edward J. Dulac III	January 20, 2021						18,013			$1,963,597
Edward J. Dulac III	January 20, 2021							6,851	109.01	$500,000
Edward J. Dulac III	November 19, 2021				59,540					$3,332,454
Bahram Valamehr, Ph.D.		172,000
Bahram Valamehr, Ph.D.	January 20, 2021						18,013			$1,963,597
Bahram Valamehr, Ph.D.	January 20, 2021							6,851	109.01	$500,000
Bahram Valamehr, Ph.D.	November 19, 2021				60,958					$3,411,819
Cindy R. Tahl, J.D.		172,000
Cindy R. Tahl, J.D.	January 20, 2021						18,013			$1,963,597
Cindy R. Tahl, J.D.	January 20, 2021							6,851	109.01	$500,000
Cindy R. Tahl, J.D.	November 19, 2021				60,958					$3,411,819
Yu-Waye Chu, M.D.		172,000
Yu-Waye Chu, M.D.	January 20, 2021						18,013			$1,963,597
Yu-Waye Chu, M.D.	January 20, 2021							6,851	109.01	$500,000
Yu-Waye Chu, M.D.	November 19, 2021				60,958					$3,411,819
Mark Plavsic, Ph.D.		92,055	(6)
Mark Plavsic, Ph.D.	July 1, 2021						38,000			$3,583,020
Mark Plavsic, Ph.D.	June 14, 2021							18,500	89.97	$993,361
Mark Plavsic, Ph.D.	November 19, 2021				59,540					$3,332,454

(1)

The amounts shown reflect the target cash incentive compensation for our NEOs, which are disclosed in the “Annual Target Bonus” column in the “Annual Incentives” section of the Compensation Discussion & Analysis. The actual amounts paid for 2021 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.

(2)

The PRSUs are subject to performance-based vesting upon the achievement of certain milestones, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below. There were no threshold or maximum payout levels for the PRSUs.

(3)	The RSUs are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.
(4)	The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(5)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the NEO in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2022. The amounts reported in this column reflect the accounting cost for these PRSUs, RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable. The aggregate grant date fair values for the 2021 PRSUs are based on probable achievement of the applicable performance metrics, which is equal to maximum achievement of the applicable performance metrics, and such aggregate grant date fair values are: J. Scott Wolchko—$4,840,006, Edward J. Dulac III—$3,332,454, Bahram Valamehr—$3,411,819, Cindy R. Tahl—$3,411,819, Yu-Waye Chu—$3,411,819, and Mark Plavsic—$3,332,454.

(6)	Dr. Plavsic’s employment with us commenced in June 2021, and his bonus was pro-rated in accordance with the terms of his employment offer letter.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2021 with respect to our NEOs. The equity awards are subject to certain acceleration of vesting provisions as provided (i) in the case of Mr. Wolchko, in his employment agreement, as described in “Compensation of Executive Officers—Potential Payments on Termination or Change in Control”, below, and (ii) in the case of the other NEOs, in the Company’s ESCCP as described in “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below. Unless otherwise described in a footnote below, the vesting of each equity award is subject to the applicable NEO’s continued employment/service relationship with the Company through such vesting date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
J. Scott Wolchko,
President, Chief Executive Officer and Director
	116,246	(2)	—		2.70	1/12/2026
	50,000	(2)	—		2.73	1/4/2027
	340,750	(3)	7,250	(3)	6.55	1/15/2028
	129,833	(4)	22,167	(4)	11.03	7/17/2028
	364,583	(5)	135,417	(5)	16.55	1/6/2029
	104,937	(6)	114,063	(6)	21.99	1/8/2030
	3,762	(7)	12,679	(7)	109.01	1/20/2031
							125,000	(8)	7,313,750
							49,500	(9)	2,896,245
							43,231	(10)	2,529,446
										86,475	(11)	5,059,652
Edward J. Dulac III,
Chief Financial Officer
	21,571	(12)	106,667	(12)	35.52	8/17/2030
	1,562	(7)	5,289	(7)	109.01	1/20/2031
							30,000	(13)	1,755,300
							18,013	(10)	1,053,941
										59,540	(11)	3,483,685

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (1)
Bahram Valamehr, Ph.D.,
Chief Research and Development Officer
	423	(14)	—		1.37	1/13/2023
	1,536	(14)	—		7.87	8/12/2023
	8,500	(2)	—		6.62	1/9/2024
	10,704	(2)	—		4.84	1/5/2025
	61,156	(2)	—		2.73	1/4/2027
	210,325	(3)	4,475	(3)	6.55	1/15/2028
	128,125	(4)	21,875	(4)	11.03	7/17/2028
	98,437	(5)	36,563	(5)	16.55	1/6/2029
	43,125	(6)	46,875	(6)	21.99	1/8/2030
	1,562	(7)	5,289	(7)	109.01	1/20/2031
							15,000	(15)	877,650
							18,750	(9)	1,097,063
							18,013	(10)	1,053,941
										60,958	(11)	3,566,653

	Option Awards						Stock Awards			Performance-Based Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (1)
Cindy R. Tahl, J.D.,
General Counsel and Corporate Secretary
	35,000	(2)	—		6.62	1/9/2024
	27,628	(2)	—		4.84	1/5/2025
	22,315	(2)	—		4.89	10/15/2025
	25,000	(2)	—		2.73	1/4/2027
	130,607	(3)	4,170	(3)	6.55	1/15/2028
	98,437	(5)	36,563	(5)	16.55	1/6/2029
	43,125	(6)	46,875	(6)	21.99	1/8/2030
	1,562	(7)	5,289	(7)	109.01	1/20/2031
							15,000	(15)	877,650
							18,750	(9)	1,097,063
							18,013	(10)	1,053,941
										60,958	(11)	3,566,653
Yu-Waye Chu, M.D.
Chief Medical Officer
	65,000	(16)	40,000	(16)	16.32	4/15/2029
	43,125	(6)	46,875	(6)	21.99	1/8/2030
	1,562	(7)	5,289	(7)	109.01	1/20/2031
							15,000	(17)	877,650
							18,750	(9)	1,097,063
							18,013	(10)	1,053,941
										60,958	(11)	3,566,653

	Option Awards					Stock Awards			Performance-Based Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (1)
Mark Plavsic, Ph.D.
Chief Technical Officer	—	18,500	(18)	89.97	6/14/2031
						38,000	(19)	2,223,380
									59,540	(11)	3,483,685

(1)

This amount reflects the closing market price of a share of our common stock of $58.51 as of December 31, 2021, multiplied by the amount shown in the column “Stock Awards—Number of Shares or Units of Stock that have not Vested.”

(2)	All outstanding options were fully vested. The options were issued pursuant to the 2013 Plan.
(3)	The shares underlying the options vest in equal monthly installments over four years from January 16, 2018 through January 16, 2022. The options were issued pursuant to the 2013 Plan.
(4)	The shares underlying the options vest in equal monthly installments over four years from July 18, 2018 through July 18, 2022. The options were issued pursuant to the 2013 Plan.
(5)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2019 through January 1, 2023. The options were issued pursuant to the 2013 Plan.
(6)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2020 through January 1, 2024. The options were issued pursuant to the 2013 Plan.
(7)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2021 through January 1, 2025. The options were issued pursuant to the 2013 Plan.
(8)	The RSUs will vest 50% on January 7, 2021, and 25% on each of January 7, 2022 and January 7, 2023. The RSUs were issued pursuant to the 2013 Plan.
(9)	The RSUs will vest in equal installments on January 8, 2021, January 8, 2022, January 8, 2023, and January 9, 2024. The RSUs were issued pursuant to the 2013 Plan.
(10)	The RSUs will vest in equal installments on January 8, 2022, January 8, 2023, January 8, 2024, and January 8, 2025. The RSUs were issued pursuant to the 2013 Plan.
(11)	The PRSUs will vest based upon achievement of certain clinical performance milestones on or before December 31, 2026. The RSUs were issued pursuant to the 2013 Plan.
(12)	The shares underlying the options vest 25% on August 17, 2021, and thereafter on a monthly basis for 36 additional months. The options were issued pursuant to the Inducement Equity Plan.
(13)	The RSUs will vest in equal installments on August 17, 2021, August 17, 2022, August 17, 2023, and August 17, 2024. The RSUs were issued pursuant to the Inducement Equity Plan.
(14)	All outstanding options were fully vested. The options were issued pursuant to the 2007 Equity Incentive Plan (the “2007 Plan”).
(15)	The RSUs will vest in equal installments on January 7, 2020, January 7, 2021, and January 7, 2022. The RSUs were issued pursuant to the 2013 Plan.
(16)

The shares underlying the options vest 25% April 15, 2020 and the remainder vests in 36 equal monthly installments from April 15, 2020 to April 15, 2023. The options were issued pursuant to the 2013 Plan.

(17)	The RSUs will vest in equal installments on April 15, 2020, April 15, 2021, April 15, 2022, and April 15, 2023. The RSUs were issued pursuant to the 2013 Plan.
(18)

The shares underlying the options vest 25% June 14, 2022 and the remainder vests in 36 equal monthly installments from June 14, 2022 to June 14, 2025. The options were issued pursuant to the 2013 Plan.

(19)	The RSUs will vest in equal installments on July 1, 2022, July 1, 2023, July 1, 2024, and July 1, 2025. The RSUs were issued pursuant to the 2013 Plan.

Option Exercises and Stock Vested in Fiscal Year 2021

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2021 by each of our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Scott Wolchko	320,000	$25,123,240	141,500	$16,571,615
Edward J. Dulac III	31,762	$821,366	10,000	$844,400
Bahram Valamehr, Ph.D.	100,000	$7,110,508	21,250	$2,485,238
Cindy R. Tahl, J.D.	170,534	$13,367,718	21,250	$2,485,238
Yu-Waye Chu, M.D.	7,500	$263,507	13,750	$1,359,938
Mark Plavsic, Ph.D.	—	—	—	—

(1)

The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the market price on the date of exercise to get the realized value per share, and (ii) multiplying the realized value per share by the number of shares underlying options exercised.

(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the closing price of common stock on the vesting date.

Potential Payments on Termination or Change in Control

Under the ESCCP (in which all of our NEOs, except our CEO, participate), if a participant is terminated by the Company without “Cause” (as defined below) or resigns for “Good Reason” (as defined below), in each case, following the first anniversary of the participant’s first day of employment with the Company, then the participant will be entitled to the following benefits, subject to his or her execution of an irrevocable release: (i) for all outstanding equity awards containing time-based vesting conditions, nine (9) months of accelerated vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of the participant’s termination; (ii) a lump sum cash payment equal to nine (9) months of the participant’s then-current base salary; and (iii) payment of the employer portion of group health care benefits under COBRA for up to nine (9) months.

In addition, if a participant is terminated by the Company without Cause or resigns for Good Reason, in each case within the period beginning three (3) months prior to and ending twelve (12) months following a “Sale Event” (as defined below), then, in lieu of the benefits described above, such participant will be entitled to the following benefits, subject to his or her execution of a an irrevocable release: (i) for all outstanding equity awards containing time-based vesting conditions, full acceleration of vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of the participant’s termination; (ii) a lump sum cash payment equal to twelve (12) months of the participant’s then-current base salary; (iii) one (1) times the participant’s annual target incentive compensation for the year of termination; and (iv) payment of the employer portion of group health care benefits under COBRA for up to twelve (12) months.

The payments and benefits provided a participant under the ESCCP may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to a participant would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced to the extent necessary so that no portion of such payments or benefits will be subject to such excise tax or loss of tax deduction for the Company.

Participants who are party to an agreement or an arrangement with the Company that provides greater benefits in the aggregate than set forth in the ESCCP are not eligible to receive any payments or benefits under the ESCCP.

Under the ESCCP, the terms above are generally defined as follows:

“Cause” means (i) the participant’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the participant that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the participant were retained in the participant’s position; (iv) the participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the participant by the Company; (v) the participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) the participant’s material violation of any provision of any agreement(s) between the participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means (i) a material diminution in the participant’s responsibilities, authority or duties; (ii) a material diminution in the participant’s base compensation except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated service providers of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which the participant provides services to the Company, in each case so long as the participant provides at least sixty (60) days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within thirty (30) days thereafter and the participant terminates his or her employment within thirty (30) days after the end of such cure period.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Employment Arrangements with Our Executive Officers

J. Scott Wolchko

Mr. Wolchko commenced employment with us on September 17, 2007, and, in connection with his appointment as our President and CEO, we entered into a new employment agreement with Mr. Wolchko (the “Original CEO Employment Agreement”). The Original CEO Agreement was amended and restated in its entirety by a new employment agreement that Mr. Wolchko entered into with us on January 14, 2018, effective January 1, 2018 (the “CEO Employment Agreement”). The CEO Employment Agreement sets forth Mr. Wolchko’s then-current annual base salary, then-current annual incentive compensation and his eligibility to participate in our benefit plans generally. Pursuant to the CEO Employment Agreement, Mr. Wolchko is eligible to receive annual incentive compensation, for which the target annual incentive compensation will be 50% of his annual base salary, as determined by the Board of Directors or the Compensation Committee.

Mr. Wolchko’s employment is at-will. Upon any termination of his employment, Mr. Wolchko will be entitled to receive (A) the amount of his accrued but unpaid salary and unpaid expense reimbursements and any accrued but unused vacation as of the date of termination, (B) any vested benefits Mr. Wolchko may have under any employee benefit plan, which shall be paid in accordance with the terms of such employee benefit plans, as of the date of termination, and (C) any earned but unpaid incentive compensation from the prior calendar year (clauses (A) through (C) collectively, the “Accrued Benefits”). Pursuant to the CEO Employment Agreement, in the event that Mr. Wolchko’s employment is terminated by the Company without “Cause” (other than due to death or disability) or by Mr. Wolchko for “Good Reason” (as such terms are defined below), in each case outside of the “Sale Event Period” (as defined below), subject to his execution of a nonrevocable separation agreement and release, Mr. Wolchko will be entitled to, in addition to the Accrued Benefits, (i) a lump sum cash payment equal to the sum of twelve (12) months of Mr. Wolchko’s then-current base salary and his annual target incentive compensation for the year of termination, (ii) full acceleration of vesting of all outstanding equity awards containing performance-based vesting conditions, if such performance-based vesting conditions have been satisfied as of the date of termination, (iii) for all outstanding equity awards containing time-based vesting conditions, twelve (12) months of accelerated vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and any acceleration provided shall be subject to clause (ii) of this paragraph, and (iv) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to eighteen (18) months after such termination.

Pursuant to the CEO Employment Agreement, in the event that Mr. Wolchko’s employment is terminated by the Company without Cause (other than due to death or disability) or by Mr. Wolchko for Good Reason, in each case within the period beginning three months prior to and ending eighteen (18) months following a “Sale Event” (as such term is defined below) (the “Sale Event Period”), subject to his execution of a nonrevocable separation agreement and release, Mr. Wolchko is entitled to, in addition to the Accrued Benefits, (i) a lump sum cash payment equal to the sum of eighteen (18) months of Mr. Wolchko’s then-current base salary (or base salary in effect immediately prior to the Sale Event, if higher) and one and a half (1.5) times his annual target incentive compensation for the year of termination, (ii) full acceleration of vesting of all outstanding equity awards; provided, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and (iii) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to eighteen (18) months after such termination.

The payments and benefits provided to Mr. Wolchko under the CEO Employment Agreements in connection with a change of control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Wolchko in connection with a change of control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Under the CEO Employment Agreement, the terms below are generally defined as follows:

“Cause” means, (i) conduct by the employee constituting a material act of misconduct in connection with the performance of the employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the employee of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the employee were retained in the employee’s position; (iv) continued material and substantial non-performance by the employee of the employee’s material responsibilities hereunder (other than by reason of the employee’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board of Directors; (v) a material and substantial breach by the employee of any of the employee’s confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company; (vi) a material and substantial violation by the employee of any of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation by or on behalf of the Board or an authorized committee thereof or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Good Reason” means that the employee has complied with the appropriate notice process following the occurrence of any of the following events: (i) a material diminution in the employee’s responsibilities, authorities, powers, functions or duties; (ii) a material reduction in the employee’s then-current base salary or target annual incentive compensation, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the relocation of the employee’s principal place of business to a place that is more than twenty-five (25) miles from the employee’s current location of employment as of the effective date of the employment agreement. Notwithstanding the foregoing, none of the following shall be considered good reason: (x) the mere occurrence of a Sale Event; (y) any change in the identity of the surviving corporation in the event of a Sale Event; or (z) any change in the status of the surviving corporation after a Sale Event as a public or private company.

Edward J. Dulac III

Mr. Dulac is a party to an at-will employment offer letter with us, dated May 20, 2020 (the “Dulac Offer Letter”). The Dulac Offer Letter sets forth Mr. Dulac’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Mr. Dulac is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee, to be pro-rated for 2020 from June 1, 2020. The Dulac Offer Letter also provides for a $100,000 sign-on bonus, temporary monthly housing assistance in an amount equal to $8,000 per month for a period of 9 months beginning August 1, 2020 and relocation assistance in the form of a one-time payment of $80,000, subject to Mr. Dulac’s relocation to the San Diego area by September 30, 2020. Mr. Dulac’s sign-on bonus, housing assistance and relocation assistance are contingent on his continued employment with the Company for 18 months and must be repaid to the Company in full if he resigns from employment without “Good Reason” or if he is terminated by the Company for “Cause” (as such terms are defined below) prior to such date. In addition, if Mr. Dulac refuses or fails to relocate to the San Diego area, he must repay in full and amounts paid by the Company for housing or relocation assistance.

Under the Dulac Offer Letter, the terms below are generally defined as follows:

“Cause” means any of the following: (i) the making of dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iv) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (v) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means the occurrence of any of the following actions undertaken by the Company without your consent: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base compensation-except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated senior level employees of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which you must regularly report to work and provide services to the Company, in each case so long as you provide at least 60 days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and you terminate your employment within 30 days after the end of such cure period.

Mr. Dulac may be entitled to certain severance payments and other benefits under the ESCCP described below.

Bahram Valamehr, Ph.D.

Dr. Valamehr is a party to an at-will employment offer letter with us, dated November 20, 2009 (the “Valamehr Offer Letter”). The Valamehr Offer Letter sets forth Dr. Valamehr’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Valamehr is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Dr. Valamehr may be entitled to certain severance payments and other benefits under the ESCCP described below.

Cindy R. Tahl, J.D.

Ms. Tahl is a party to an at-will employment offer letter with us, dated October 17, 2009 (the “Tahl Offer Letter”). The Tahl Offer Letter sets forth Ms. Tahl’s initial annual base salary, initial option grant, and her eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Ms. Tahl is eligible to receive annual incentive compensation, for which the initial target annual incentive compensation will be 40% of her then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Ms. Tahl may be entitled to certain severance payments and other benefits under the ESCCP described below.

Yu-Waye Chu, M.D.

Dr. Chu is a party to an at-will employment offer letter with us, dated February 4, 2019 (the “Chu Offer Letter”). The Chu Offer Letter sets forth Dr. Chu’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Chu is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Dr. Chu may be entitled to certain severance payments and other benefits under the ESCCP described below.

Mark Plavsic, Ph.D.

Dr. Plavsic is a party to an at-will employment offer letter with us, dated May 5, 2021 (the “Plavsic Offer Letter”). The Plavsic Offer Letter sets forth Dr. Plavsic’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Plavsic is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee. The Plavsic Offer Letter also provides for temporary monthly housing assistance in an amount equal to $8,000 per month for a period of 9 months beginning July 1, 2021 and relocation assistance in the form of a one-time payment of $100,000, subject to Dr. Plavsic’s relocation to the San Diego area by July 31, 2021. Dr. Plavsic’s housing assistance and relocation assistance are contingent on his continued employment with the Company for 24 months and must be repaid to the Company in full if he resigns from employment without “Good Reason” or if he is terminated by the Company for “Cause” (as such terms are defined below) prior to such date. In addition, if Dr. Plavsic refuses or fails to relocate to the San Diego area, he must repay in full and amounts paid by the Company for housing or relocation assistance.

Under the Plavsic Offer Letter, the terms below are generally defined as follows:

“Cause” means any of the following: (i) the making of dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) Dr. Plavsic’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by Dr. Plavsic that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if Dr. Plavsic were retained in his position; (iv) Dr. Plavsic’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to Dr. Plavsic by the Company; (v) Dr. Plavsic’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) Dr. Plavsic’s material violation of any provision of any agreement(s) between Dr. Plavsic and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means the occurrence of any of the following actions undertaken by the Company without Dr. Plavsic’s consent: (i) a material diminution in Dr. Plavsic’s responsibilities, authority or duties; (ii) a material diminution in Dr. Plavsic’s base compensation, except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated senior level employees of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which Dr. Plavsic must regularly report to work and provide services to the Company, in each case so long as Dr. Plavsic provides at least 60 days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and Dr. Plavsic terminates his employment within 30 days after the end of such cure period.

Dr. Plavsic may be entitled to certain severance payments and other benefits under the ESCCP described below.

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of the fiscal year ending December 31, 2021. The payments and benefits set forth below are estimated assuming that the qualifying termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2021 using the closing market price of our stock on that date. The market price of a share of our common stock on December 31, 2021 was $58.51. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Termination without Cause or for Good Reason not in Connection with a Change in Control(1) ($)		Termination without Cause or for Good Reason in Connection with a Change in Control(2) ($)
J. Scott Wolchko
Cash Severance Payment	$610,000	(3)	$915,000	(4)
Cash Incentive Bonus Payment	$366,000	(5)	$549,500	(6)
COBRA Premiums	$77,487	(7)	$77,487	(7)
Accelerated Equity Vesting (Time-Based)	$17,733,094	(8)	$29,799,553	(9)

Total:	$18,786,581		$31,341,040
Edward J. Dulac III
Cash Severance Payment	$315,000	(10)	$420,000	(11)
Cash Incentive Bonus Payment	—		$168,000	(12)
COBRA Premiums	$19,249	(13)	$25,665	(14)
Accelerated Equity Vesting (Time-Based)	$2,679,056	(15)	$9,359,786	(16)

Total:	$3,013,305		$9,973,452
Bahram Valamehr, Ph.D.
Cash Severance Payment	$322,500	(10)	$420,000	(11)
Cash Incentive Bonus Payment	—		$172,000	(12)
COBRA Premiums	$45,012	(13)	$60,016	(14)
Accelerated Equity Vesting (Time-Based)	$5,592,152	(15)	$9,761,808	(16)

Total:	$5,959,664		$10,423,825
Cindy R. Tahl, J.D.
Cash Severance Payment	$322,500	(10)	$430,000	(11)
Cash Incentive Bonus Payment	—		$172,000	(12)
COBRA Premiums	$30,949	(13)	$41,265	(14)
Accelerated Equity Vesting (Time-Based)	$4,294,400	(15)	$8,464,057	(16)

Total:	$4,647,849		$9,107,322

Yu-Waye Chu, M.D.
Cash Severance Payment	$322,500	(10)	$430,000	(11)
Cash Incentive Bonus Payment	$—		$172,000	(12)
COBRA Premiums	$31,194	(13)	$41,592	(14)
Accelerated Equity Vesting (Time-Based)	$3,447,000	(15)	$8,421,169	(16)

Total:	$3,800,694		$9,064,761

Name	Termination without Cause or for Good Reason not in Connection with a Change in Control(1) ($)		Termination without Cause or for Good Reason in Connection with a Change in Control(2) ($)
Mark Plavsic, Ph.D.
Cash Severance Payment	$315,000	(10)	$420,000	(11)
Cash Incentive Bonus Payment	$—		$168,000	(12)
COBRA Premiums	$13,031	(13)	$17,375	(14)
Accelerated Equity Vesting (Time-Based)	$894,091	(15)	$3,305,815	(16)

Total:	$1,222,123		$3,911,190

(1)	“not in Connection with a Change in Control” means outside of the applicable Sale Event period.
(2)	“in Connection with a Change in Control” means within the applicable Sale Event period.
(3)	Represents 12 months’ base salary.
(4)	Represents 18 months’ base salary.
(5)	Represents 100% of annual target incentive compensation opportunity.
(6)	Represents 150% of annual target incentive compensation opportunity.
(7)	Represents 18 months of payment of COBRA premiums.
(8)

Represents the value of 12 months of acceleration of vesting of Mr. Wolchko’s unvested time-vesting equity awards. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2021.

(9)

Represents the value of full acceleration of vesting of Mr. Wolchko’s unvested time-vesting equity awards. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2021.

(10)	Represents 9 months’ base salary.
(11)	Represents 12 months’ base salary.
(12)	Represents 100% of annual target incentive compensation opportunity.
(13)	Represents 9 months of payment of COBRA premiums.
(14)	Represents 12 months of payment of COBRA premiums.
(15)

Represents the value of 9 months of acceleration of vesting of the NEO’s unvested time-vesting equity award. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2021.

(16)

Represents the value of full acceleration of vesting of the NEO’s unvested time-vesting equity award. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2021.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2021 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2021: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2021. In identifying the median employee, we annualized the compensation values of individuals that joined our Company during 2021. Because we had an even number of employees, two individuals comprised the median. We selected from among these two the individual whose actual annual total compensation was closest to the total compensation as estimated based on our CACM.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2021 as calculated using Summary Compensation Table requirements was $290,614. Our Chief Executive Officer’s compensation in 2021 as reported in the Summary Compensation Table was $11,728,617. Therefore, our CEO Pay Ratio for 2021 is approximately 40:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Compensation Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

COMPENSATION COMMITTEE

JOHN D. MENDLEIN, PH.D., J.D., CHAIRMAN

TIMOTHY P. COUGHLIN

KARIN JOOSS, PH.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation of Executive Officers” and the transactions described below, since the beginning of the fiscal year ended December 31, 2021, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Public Offerings

The following table summarizes the participation in our January 2021 public offering of our common stock and pre-funded warrants to purchase common stock by our directors, entities affiliated with our directors, or holders of five percent or more of our voting securities:

Name of Investor	Shares of Common Stock	Aggregate Purchase Price Paid
Entities affiliated with Redmile Group, LLC	327,485	$27,999,968

Name of Investor	Pre-Funded Warrants to Purchase Shares of Common Stock	Aggregate Purchase Price Paid
Entities affiliated with Redmile Group, LLC	257,310	$21,999,748

Indemnification Agreements

We have entered into indemnification agreements with or have contractual obligations to provide indemnification to each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Equity Incentive Awards

For information regarding stock option awards and other equity incentive awards granted to our NEOs and directors, see “Election of Directors—Director Compensation” and “Compensation of Executive Officers.”

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of January 31, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after January 31, 2022 and upon the vesting and settlement of RSU awards within 60 days after January 31, 2022, but excludes unvested stock options and unvested RSUs. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 31, 2022, as well as common stock issuable upon the vesting and settlement of RSU awards held by that person within 60 days of January 31, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Shares beneficially owned include restricted shares of common stock acquired upon any early exercise of stock options granted under our 2007 Plan.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 96,356,285 shares of our common stock outstanding as of January 31, 2022 and, except as set forth in footnote (2) below, do not take into account 13,972,745 shares of common stock issuable upon conversion of all 2,794,549 Preferred Shares outstanding on such date.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned as of January 31, 2022	Number of Class A Convertible Preferred Convertible, Restricted Stock Units Vesting or Stock Options Exercisable Within 60 Days of January 31, 2022	Total	Percentage of Common Stock
5% or Greater Stockholders:
Entities affiliated with Redmile Group, LLC(2)	12,959,903	—	12,959,903	13.45%
ARK Investment Management LLC (3)	10,312,167	—	10,312,167	10.70%
Blackrock, Inc.(4)	7,060,552	—	7,060,552	7.33%
Vanguard Group Inc.(5)	7,675,787	—	7,675,787	7.97%
All 5% Stockholders as a group	38,008,409	—	38,008,409	39.45%
Named Executive Officers and Directors:
J. Scott Wolchko(6)	247,147	1,166,233	1,413,380	1.45%
William H. Rastetter, Ph.D.(7)	606,093	118,000	724,093	*
John D. Mendlein, Ph.D., J.D.(8)	156,774	178,023	334,797	*
Timothy P. Coughlin(9)	56,390	141,076	197,466	*
Michael Lee(2)(10)	12,959,903	56,000	13,015,903	13.50%
Robert S. Epstein. M.D., M.S.(11)	—	138,000	138,000	*
Robert Hershberg, M.D. Ph.D.(12)	—	31,333	31,333	*
Karin Jooss, Ph.D.(13)	1,653	56,000	57,653	*
Shefali Agarwal(14)	—	37,333	37,333	*
Edward J. Dulac III(15)	5,584	37,018	42,602	*
Bahram Valamehr, Ph.D.(16)	59,564	600,378	659,942	*
Cindy R. Tahl, J.D. (17)	68,881	360,479	429,360	*
Yu-Waye Chu, M.D.(18)	19,825	128,572	148,397	*
Mark Plavsic, Ph.D.(19)	—	3,315	3,315	*
Yuan Xu, Ph.D.(20)	—	1,456	1,456	*
All executive officers and directors as a group (15 persons)(21)	14,181,814	3,053,216	17,235,030	17.34%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Fate Therapeutics, Inc., 12278 Scripps Summit Drive San Diego, CA 92121.
(2)

Based on Form 4 filed June 4, 2021, Redmile Group, LLC’s (“Redmile”) beneficial ownership includes 12,959,903 shares of common stock and 13,972,745 shares of common stock issuable upon conversion of 2,794,549 outstanding shares of Class A Convertible Preferred Stock (for which the terms of the Class A Convertible Preferred Stock provide that the holder is limited in the number of shares it may convert into such that it will not own in excess of 9.99% of the then outstanding shares of common stock) owned by certain investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. for which Redmile serves as the general partner and/or investment manager. If Redmile elects pursuant to the Certificate of Designations of the Class A Convertible Preferred Stock to increase the percentage of shares of common stock that it, together with its affiliates, may beneficially own to cover the maximum number of shares of common stock issuable upon conversion of all outstanding shares of Class A Convertible Preferred Stock held by Redmile, then Redmile would beneficially own an aggregate of 26,932,648 shares of common stock, representing a beneficial ownership percentage of 24.4%. Redmile, as the general partner and/or investment manager to the limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. and Jeremy Green, as the majority managing member and owner of Redmile, may therefore be deemed to beneficially own the shares owned by such investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc., insofar as they may be deemed to have the power to direct the voting or disposition of those shares. Each of Redmile and Jeremy Green disclaims beneficial ownership as to the shares, except to the extent of his or its pecuniary interests therein. The mailing address of the beneficial owners is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129
(3)

Based on Schedule 13G/A filed on February 9, 2022. The shares of common stock are beneficially owned by ARK Investment Management LLC. The mailing address of the beneficial owner is 3 East 28th Street, 7th Floor, New York, NY 10016.

(4)

Based on Schedule 13G/A filed on February 3, 2022. The shares of common stock are beneficially owned by one or more subsidiaries of Blackrock, Inc., which include BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The mailing address of the beneficial owner is 55 East 52nd Street, New York, NY 10055.

(5)

Based on Schedule 13G/A filed on February 10, 2022. The shares of common stock are beneficially owned by The Vanguard Group. The mailing address of the beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Consists of (i) 247,147 shares of common stock, and (ii) 1,166,233 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(7)

Consists of (i) 459,272 shares of common stock held by The Investment 2002 Trust dated November 11, 2001 (the “Investment Trust”), (ii) 146,821 shares of common stock held by The Rastetter Family Trust, dated September 2, 2010 (the “Rastetter Family Trust”), and (iii) options to purchase 118,000 shares of common stock that are exercisable within 60 days of January 31, 2022 held by Dr. Rastetter. William Rastetter is the sole trustee of the Investment Trust and has sole dispositive power over the shares held by this entity. William Rastetter and Marisa Gard Rastetter, as co-trustees of the Rastetter Family Trust, share dispositive power over the shares held by this entity.

(8)	Consists of (i) 156,774 shares of common stock, and (ii) 178,023 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(9)

Consists of (i) 56,390 shares of common stock owned of record by Timothy P. Coughlin & Holly Coughlin as co-trustees of Coughlin Family Trust u/a DTD 12/07/2006 who share dispositive power over the shares held by this entity, and (ii) options to purchase 141,076 shares of common stock that are exercisable within 60 days of January 31, 2022 held by Mr. Coughlin.

(10)	Consists of 56,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(11)	Consists of 138,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(12)	Consists of 31,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(13)	Consists of (i) 1,653 shares of common stock, and (ii) 56,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(14)	Consists of 37,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(15)	Consists of (i) 5,584 shares of common stock, and (ii) 37,018 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(16)	Consists of (i) 59,564 shares of common stock, and (ii) 600,378 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(17)	Consists of (i) 68,881 shares of common stock, and (ii) 360,479 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(18)	Consists of (i) 19,825 shares of common stock, and (ii) 128,572 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(19)	Consists of 3,315 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(20)	Consists of 1,456 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(21)	Includes the number of shares beneficially owned by the executive officers and directors listed in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2021, except the initial grants of a stock option and restricted stock units to Mark Plavsic were reported late on a Form 4 due to technical difficulties obtaining Edgar codes.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the SEC and the Nasdaq Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.fatetherapeutics.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2021 with the Company’s management and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2021.

The Audit Committee and the Board of Directors have recommended the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE

TIMOTHY P. COUGHLIN, CHAIRMAN

WILLIAM H. RASTETTER, PH.D.

ROBERT S. EPSTEIN, M.D., M.S.

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc. (“Broadridge”) by phone at 1-866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at www.fatetherapeutics.com or you can request a copy free of charge by calling Investor Relations at (858) 875-1800 or sending an e-mail request to Investor Relations by accessing our website (www.fatetherapeutics.com), and then selecting “Contact Us.” Please include your contact information with the request.

By Order of the Board of Directors

Fate Therapeutics, Inc.

Sincerely,

/s/ J. Scott Wolchko

J. Scott Wolchko

President and Chief Executive Officer

San Diego, California

April 25, 2022

Annex A

FATE THERAPEUTICS, INC.

2022 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Fate Therapeutics, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby motivating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)    Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)    to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)    subject to the provisions of Section 5(c) or 6(d), as applicable, to extend at any time the period in which Stock Options or Stock Appreciation Rights, as applicable, may be exercised; and

(vii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief

Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 9,500,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Company’s Amended and Restated 2013 Stock Option and Incentive Plan, as amended from time to time, that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof and (iii) shares subject to Awards that are surrendered or cancelled under any program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (A) Awards with a lower exercise price, (B) a different type of Award, (C) cash or (D) a combination of (A), (B) and/or (C); provided, that (iii) does not include any (x) action described in Sections 3(b) or 3(c) nor (y) transfer or other disposition permitted under Section 12. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 9,500,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. During the terms of the Awards, the Company shall keep available at all times the number of shares of Stock required to satisfy such Awards.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals shall be deemed vested and nonforfeitable in connection with the Sale Event and the target level of performance for each performance goal for the entire performance period shall be deemed achieved. In the event of such termination of the Plan and such Awards, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director for services as a Non-Employee Director in any calendar year shall not exceed (i) $1,500,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $1,000,000 in any other calendar year. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.	STOCK OPTIONS

(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.

(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Agreement:

(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)    With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the

Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Appreciation Right is otherwise compliant with Section 409A.

(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals.

The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	DIVIDEND EQUIVALENT RIGHTS

(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award shall provide that such Dividend Equivalent Right shall be settled only upon vesting, settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	TRANSFERABILITY OF AWARDS

(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)    Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13.	TAX WITHHOLDING

(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

(c)    Withholding Indemnification. As a condition to accepting an Award, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligations in connection with such Award is greater than the amount actually withheld by the Company and/or its Affiliates, the applicable grantee shall indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

(d)    No Obligation to Notify or Minimize Taxes. The Company and its Affiliates shall have no duty or obligation to any grantee of an Award to advise such holder as to the time or manner of exercising such Award, as applicable. Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of any pending termination or expiration of an Award or any possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

SECTION 14.	SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)    a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards or effect cash buyouts of underwater Stock Options or Stock Appreciation Rights. To the extent required under the rules of any securities exchange or market system on which the Stock is listed or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)    Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: April 14, 2022

DATE APPROVED BY STOCKHOLDERS:

ANNUAL MEETING OF STOCKHOLDERS OF

FATE THERAPEUTICS, INC.

June 9, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18615/

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330303000000000000 7	060922

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”, AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of three class III directors:
NOMINEES:
☐	FOR ALL NOMINEES	Timothy P. Coughlin J. Scott Wolchko Dr. Shefali Agarwal
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ⚫

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To approve the Fate Therapeutics, Inc. 2022 Stock Option and Incentive Plan.	☐	☐	☐
5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposals 2, 3 and 4.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FATE THERAPEUTICS, INC.

Proxy for Annual Meeting of Stockholders on June 9, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Cindy R. Tahl as proxy, with the power to appoint her substitute, and hereby authorizes her to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Fate Therapeutics, Inc. held of record by the undersigned at the close of business on April 12, 2022 at the Annual Meeting of Stockholders to be held on Thursday, June 9, 2022 at 8:00 a.m. local time, at the offices of Fate Therapeutics, Inc., 12278 Scripps Summit Drive, San Diego, California, 92131 and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

1.1	14475